Exhibit 10.1

SUBSCRIPTION AGREEMENT

PREAMBLE CAPITAL, A SERIES OF CGF2021 LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Subscription Agreement (this “Agreement”) is entered into by and between the Fund and the Subscriber and is effective as of the Acceptance Date.

The parties agree as follows:

1. DEFINITIONS. Capitalized terms used and not otherwise defined in this Agreement or the Exhibit and Schedules thereto have the meanings set forth in Exhibit A.

2. SUBSCRIPTION. Subject to the terms and conditions of this Agreement, including the Agreement Terms set forth in Exhibit B, (i) the Subscriber hereby irrevocably subscribes for an Interest in the Fund in an amount equal to the Subscription Amount, and (ii) if and when this Agreement is accepted by the Administrator, the Subscriber shall become a Member of the Fund and shall be bound by the LLC Agreement as a Member of the Fund. This Agreement will become irrevocable with respect to the Subscriber at the time of its submission to the Fund and may not be withdrawn by the Subscriber unless the Administrator rejects this subscription.

3. ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) together with the LLC Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

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Signed by: THANH HIEN LAM	Signed by: Ted Stiefel
Date: 2025-09-24T16:58:35.039Z	Date: 2025-09-25T22:23:09.553Z

EXHIBIT A

DEFINITIONS

“Acceptance Date”: The date upon which this Agreement is accepted by the Administrator. “Fund”: Preamble Capital, a Series of CGF2021 LLC

“Administrator”: Sydecar LLC, a Delaware limited liability company, or its designee.

“LLC Agreement”: The limited liability company agreement of the Fund in the form included on the Platform and attached hereto as amended or restated from time to time.

“Onboarding Pages”: The webpages on the Platform (defined below) that collect the Subscriber’s information in connection with the transactions contemplated by this Agreement.

“Platform”: A web-based interface operated by Sydecar LLC or its Affiliates for the purpose of collecting information in connection with the transactions contemplated by this Agreement.

“Subscriber”: The person signing this Agreement as the Subscriber hereunder.

“Subscription Amount”: The amount set forth as the Subscriber’s subscription amount on the Platform, or such lesser amount as is accepted by the Administrator.

Other capitalized terms used but not defined in the Agreement or the Agreement Terms have the meaning given them in the LLC Agreement.

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EXHIBIT B

AGREEMENT TERMS

1. Subscription.

(a) This subscription, when and if accepted by the Administrator, will constitute a commitment to contribute to the Fund the Subscription Amount in accordance with the terms of the LLC Agreement. The Subscriber will be admitted as a Member of the Fund at the time this subscription is accepted by the Administrator, and the Subscriber hereby irrevocably agrees to be bound by the LLC Agreement as a Member of the Fund and to perform all obligations contained in the LLC Agreement, including making contributions to the Fund.

(b) The Administrator, on behalf of the Fund, may accept or reject this Agreement, in whole or in part, in its sole discretion. This Agreement will be deemed to be accepted by the Administrator and this Agreement will be binding against the Administrator only upon acceptance of this Agreement by the Administrator. At the Closing, the Subscriber will receive a message on the Platform announcing the Administrator’s execution and acceptance of this Agreement. Upon acceptance, the Subscriber will be issued the Interest for which it has subscribed.

(c) If following the Administrator’s acceptance of this Agreement the Administrator determines that some or all of the Subscription Amount will not be invested in the Portfolio Investment or otherwise applied in accordance with the LLC Agreement, the Administrator may return such excess Subscription Amount (which may be up to 100% of such Subscription Amount) to the Subscriber, in which case, to the extent so returned, the Subscriber shall be deemed to have automatically withdrawn from the Fund.

(d) The Fund has the unrestricted right to condition its acceptance of the Subscriber’s subscription, in whole or in part, upon the receipt by the Fund of any additional instruments (including any designations, representations, warranties, covenants), documentation and information requested by the Fund in its sole discretion, including an opinion of counsel to the Subscriber, evidencing the legality of an investment in the Fund by the Subscriber and the authority of the person executing the Agreement on behalf of the Subscriber (collectively the “Additional Documents”), in addition to the Subscription Agreement, its exhibits, and any documents incorporated by reference therein (these “Subscription Documents”).

(e) The Subscriber understands that the Fund has entered into or expects to enter into separate subscription agreements with other investors which are or will be substantially similar in all material respects to this Agreement providing for the admission of such other investors as Members in the Fund. This Agreement and other separate subscription agreements are separate agreements and the sale arrangements between the Fund and other investors are separate sales. The Subscriber also acknowledges that the Administrator may enter into Side Letters with certain Members (which may include the Subscriber) which contain terms different from those in this Agreement or amend and supplement certain provisions of the LLC Agreement as it applies to such Members.

2. Representations and Warranties of the Subscriber.

The Subscriber hereby represents and warrants to the Fund as of the date of this Agreement and as of the date of any capital contribution to the Fund (and the Subscriber agrees to notify the Fund in writing immediately if any changes in the information set forth in this Agreement occur):

(a) The Subscriber is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act of 1933 (the “Securities Act”) and has completed the Onboarding Pages on the Platform indicating how the Subscriber qualifies as an Accredited Investor, which the Subscriber hereby represents and warrants is true as of the date hereof and will remain true as of the acceptance of this Agreement by the Administrator and for so long as the Subscriber holds an Interest.

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(b) If the Subscriber has indicated as such in the Onboarding Pages on the Platform, the Subscriber is a “Qualified Client” within the meaning of Rule 205-3(d)(1) promulgated under the Investment Advisers Act of 1940 (the “Advisers Act”) and has completed the Onboarding Pages on the Platform indicating how the Subscriber qualifies as a Qualified Client, which the Subscriber hereby represents and warrants is true as of the date hereof and will remain true as of the acceptance of this Agreement by the Administrator and for so long as the Subscriber holds an Interest.

(c) If the Subscriber has indicated as such in the Onboarding Pages on the Platform, the Subscriber is a “Qualified Purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 (the “Investment Company Act”) and has completed the Onboarding Pages on the Platform indicating how the Subscriber qualifies as a Qualified Purchaser, which the Subscriber hereby represents and warrants is true as of the date hereof and will remain true as of the acceptance of this Agreement by the Administrator and for so long as the Subscriber holds an Interest.

(d) Neither the Subscriber, nor any of its shareholders, members, managers, general or limited partners, directors, affiliates or executive officers, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

(e) The Subscriber is purchasing the Interest solely for the Subscriber’s own account for investment purposes only and not with a view to the sale or distribution of any part or all of the Interest by public or private sale or other disposition. The Subscriber understands that no public market exists for the Interest and that the Interest may have to be held for an indefinite period of time. The Subscriber has no intention of selling, granting any participation in or otherwise dividing, distributing or disposing of any portion of the Interest, except that participants in and beneficiaries of any Subscriber that is a Qualified Plan Investor (as defined below) will benefit as provided in plan documents.

(f) The Subscriber understands that the Interest has not been and will not be registered under the Securities Act, or approved or disapproved by the U.S. Securities and Exchange Commission or by any state securities administrator, or registered or qualified under any state securities law. The Interest is being offered and sold in reliance on exemptions from the registration requirements of both the Securities Act and applicable state securities laws, and the Interest may not be transferred by the Subscriber except in compliance with the LLC Agreement and applicable laws and regulations.

(g) The Subscriber (either alone or with the Subscriber’s professional advisers who are unaffiliated with the Fund, the Administrator, or its affiliates) has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Interest and has the capacity to protect the Subscriber’s own interest in connection with the Subscriber’s proposed investment in the Fund. The Subscriber understands that an investment in the Fund is highly speculative and the Subscriber is able to bear the economic risk of the investment for an indefinite period of time and the loss of the Subscriber’s entire investment.

(h) All questions of the Subscriber related to the Subscriber’s investment in the Fund have been answered to the full satisfaction of the Subscriber and the Subscriber has received all the information the Subscriber considers necessary or appropriate for deciding whether to purchase the Interest.

(i) This Agreement, upon acceptance by the Administrator, will constitute a valid and legally binding obligation of the Subscriber, enforceable in accordance with its terms except to the extent limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

(j) If the Subscriber is a natural person, the Subscriber (i) has full legal capacity to execute and deliver this Agreement and to perform the Subscriber’s obligations in this Agreement and (ii) is a bona fide resident of the state of residence indicated by the Subscriber in the Onboarding Pages on the Platform and has no present intention of becoming a resident of any other state or jurisdiction.

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(k) If the Subscriber is not a natural person, the Subscriber (i) is duly organized and has all requisite power to execute and deliver this Agreement and perform its obligations this Agreement requires, (ii) has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and (iii) was not organized for the specific purpose of acquiring the Interest, unless otherwise disclosed on the Platform.

(l) Other than as set forth in this Agreement or in the LLC Agreement (and any separate agreement in writing with the Fund executed in conjunction with the Subscriber’s subscription for the Interest), the Subscriber is not relying upon any information, representation or warranty by the Fund, the Administrator or any of its respective agents or representatives in determining to invest in the Fund. The Subscriber has consulted, to the extent deemed appropriate by the Subscriber, with the Subscriber’s own advisers as to the financial, tax, legal and other matters concerning an investment in the Interest and on that basis and the basis of its own independent investigations, without the assistance of the Fund, the Administrator, or any of its respective agents or representatives, believes that an investment in the Fund is suitable and appropriate for the Subscriber. Subscriber hereby represents and warrants that it has had the opportunity to have its own independent legal counsel review and approve all of the legal documents executed in connection with its Subscription.

(m) The Subscriber has reviewed and understands risk factors and conflicts of interests relating to an investment in the Fund as set forth in the Platform (the “Platform Disclosure”) and understands the risks and expenses of an investment in, the Fund. The Subscriber further understands that (i) the Administrator, and its affiliates (A) may carry on investment activities for their own accounts, for family members and friends who do not invest in the Fund; (B) may give advice and recommend investments to their respective family and friends that differs from advice given to, or investments recommended or bought for, the Fund, even though their business or investment objectives may be the same or similar; and (C) will be engaged in activities, including investment activities, apart from their management of the Fund as permitted by this Agreement; (ii) certain employees of the Administrator are expected to continue to perform services for the Administrator and its affiliates, as well as for new investment funds and accounts that the Administrator may hereafter establish in such manner as the Administrator, in its sole discretion, deems appropriate (subject to the limitations on the timing of such establishment, as described below);

(iii) certain other selling, general and administrative expenses will be shared by the Fund and companies affiliated with the Administrator; (iv) the Fund may co-invest with affiliates of the Administrator; and (v) the Fund may use affiliates of the Administrator to provide certain services to the Fund. The Subscriber was offered the Interest through private negotiations and not through any general solicitation or general advertising, unless the Interest is being offered pursuant to Rule 506(c) under the Securities Act.

(n) The Subscriber understands and acknowledges that (i) any description of the Fund’s business and prospects given to the Subscriber is not necessarily exhaustive, (ii) all estimates, projections and forward- looking statements were based upon the best judgment of the Fund’s management at the time the estimates or projections were made and that whether or not the estimates, projections or forward-looking statements will materialize will depend upon many factors that are out of the control of the Fund and (iii) there is no assurance that any projections, estimates or forward-looking statements will be attained.

(o) The Subscriber’s information provided in this Agreement (including the Onboarding Pages in the Platform) is complete and accurate and may be relied upon by the Fund and the Administrator. Additionally, by executing the Agreement, the Subscriber acknowledges and agrees that any identifying information or documentation regarding the Subscriber and/or its suitability to invest in the Fund that was furnished by the Subscriber to the Fund, the Administrator or their affiliates in the Platform, or via e-mail, whether in connection with this subscription or previously, may be made available to the Administrator, remains true and correct in all respects and may, at the discretion of the Administrator, be incorporated by reference herein (collectively, “Supporting Documents”).

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(p) Neither this Subscription nor any of the Subscriber’s contributions of Commitments do or will directly or indirectly contravene applicable laws and regulations, including anti-money-laundering laws and regulations. The Subscriber understands and agrees that the Fund may undertake any actions that the Fund deems necessary or appropriate to ensure compliance with applicable laws, rules and regulations regarding money laundering or terrorism. In furtherance of those efforts, the Subscriber hereby represents, covenants, and agrees that, to the best of the Subscriber’s knowledge based on reasonable investigation:

(i) None of the Subscriber’s capital contributions to the Fund (whether payable in cash or otherwise) will be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(ii) To the extent within the Subscriber’s control, none of the Subscriber’s capital contributions to the Fund will cause the Fund or any of its personnel to be in violation of federal anti-money laundering laws, including without limitation the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder.

(iii) The Subscriber acknowledges that due to anti-money laundering requirements operating in the United States, as well as the Fund’s own internal anti-money laundering policies, the Fund and the Administrator may require further identification of the Subscriber and the source of its capital contribution before these Subscription Documents can be processed, capital contributions can be accepted, or distributions made. When requested by the Administrator, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Administrator may release confidential information about the Subscriber (and, if applicable, any underlying beneficial owner or Related Person1 to any person) if the Administrator has determined that the release is necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities; provided, that prior to releasing the information, the Administrator will confirm with counsel that the release is necessary to so ensure said compliance.

(q) Except as otherwise disclosed in writing to the Administrator, the Subscriber represents and warrants that neither it, nor to the best of its knowledge and belief after due inquiry, the Beneficial Owners (as defined below), nor any person or entity controlled by, controlling or under common control with the Subscriber or the Beneficial Owners, nor any person having a beneficial or economic interest in the Subscriber or the Beneficial Owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment, nor in the case of a Subscriber which is an entity, any Related Person is:

(i) a Prohibited Investor;2

1 For purposes of this subparagraph (n) and subparagraph (o) below, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity (a “ Qualified Plan”), the term “Related Person” will exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such Qualified Plan.

2 For purposes of this subparagraph (o), “Prohibited Investor” means a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Fund in connection therewith.

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(ii) a Senior Foreign Political Figure,3 any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate4 of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;5

(iii) a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; or

(iv) a person or entity who gives the Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, 6 an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(r) The Subscriber understands the rights, obligations and restrictions of Members, including that withdrawals of capital from the Fund by Members are limited by the terms of the LLC Agreement.

(s) The Subscriber understands that the Fund intends to operate in a manner that (i) an investment in the Fund will be a permissible investment for Qualified Plan Investors and (ii) the Fund will qualify for an exemption from the “look through” rule of the Plan Asset Regulations (U.S. Department of Labor regulation 20 C.F.R. section 2510.3-101), including limiting the holdings of Qualified Plan Investors to less than 25 percent of the Fund Interests.

(t) If the Subscriber is or would be an investment company (as defined by the Company Act) but for the exceptions contained in section 3(c)(1) or section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), (i) the Subscriber’s Interest does not represent 40% or more

A “Foreign Bank” means an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

3 For purposes of this subparagraph (o), “Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

4 For purposes of this subparagraph (o), “Close Associate of a Senior Foreign Political Figure” means a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

5 For purposes of this subparagraph (o), “Non-Cooperative Jurisdiction” means any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

6 For purposes of this subparagraph (o), “Foreign Shell Bank” means a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate.

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“Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Regulated Affiliate” means a Foreign Shell Bank that is an affiliate of a depository institution, credit union or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country regulating such affiliated depository institution, credit union or Foreign Bank.

of the total assets and committed capital of the Subscriber, (ii) the Subscriber has informed the Administrator of the number of persons that constitute “beneficial owners” of the Subscriber’s outstanding securities (other than short-term paper) within the meaning of clause (A) of subsection 3(c)

(1) of Investment Company Act, as indicated in the Onboarding Pages of the Platform, and will inform the Administrator promptly upon any change in that number and (iii) the Subscriber agrees that the Administrator may require the Subscriber to withdraw at any time so much of its Interest as is necessary to keep Interest below 10% of the total Interests issued by the Fund.

(u) If the Subscriber is an “employee benefit plan” as defined in section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan with respect to which section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) applies or an entity or account whose assets are deemed to include assets of an employee benefit plan (a “Qualified Plan Investor”), (i) (A) the Subscriber is not acting on behalf of an entity which is deemed to hold the assets of an “Employee Benefit Plan”7 (which is subject to the fiduciary rules of ERISA) or a “Plan”8 (e.g., an entity of which 25% or more of any class of equity securities is held by Employee Benefit Plans or Plans, or an insurance company separate account holding “plan assets,” etc.), and (B) Subscriber is not a life insurance company using the assets of its general account and (ii) if the Administrator or any partner, employee or agent of the Administrator is ever held to be a fiduciary, the fiduciary responsibilities, if any, of that person will be limited to the person’s duties in administering the business of the Fund, and that person will not be responsible for any other duties with respect to any Qualified Plan Investor.

(v) The Subscriber understands the meaning and legal consequences of the representations and warranties made by the Subscriber in this Agreement (including in the Onboarding Pages of the Platform) and the LLC Agreement, and that the Administrator is relying on those representations and warranties in making its determination to accept or reject this Agreement.

(w) The Subscriber understands the risks involved with acquiring the Interests, understands the business of the Fund and a Portfolio Investment, has thoroughly read and understands all the provisions of the LLC Agreement and can withstand a total loss of its capital contribution. The Subscriber is making the investment described in the LLC Agreement to acquire the Portfolio Investment Securities indirectly through the Fund and is making this investment in the Fund in lieu of making an investment in a Portfolio Investment directly.

(x) Unless otherwise disclosed by the Subscriber in writing, (i) the Subscriber is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the Subscriber is not controlled by a “foreign person,” as defined in the DPA; and (iii) the Subscriber does not and will not permit any foreign person to obtain through the Subscriber any of the following with respect to the Fund, the Administrator, or the Portfolio Investment: (i) access to any “material nonpublic technical information” (as defined in the DPA); (ii) membership or observer rights on the board of directors or equivalent governing body of a Portfolio Investment, the Fund, or the Administrator or the right to nominate an individual to a position on the board of directors or equivalent governing body of a Portfolio Investment, the Fund, or the Administrator; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of a Portfolio Investment, the Fund, or the Administrator regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by a Portfolio Investment, the Fund, or the Administrator, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” (as defined in the DPA) of a Portfolio Investment, the Fund, or the Administrator.

7 Any plan, fund or program established or maintained by an employer or employee organization for the purpose of providing pension, welfare or similar benefits (i.e., deferred compensation arrangements) to employees, which is subject to the fiduciary rules of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

8 An individual retirement account (“IRA”), a Keogh plan or any other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

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3. Liability. The Subscriber agrees that neither the Fund, the Administrator, the Advisor, the Organizer nor any of their respective affiliates, nor their respective managers, officers, directors, members, equity holders, employees or other applicable representatives (collectively, the “Covered Persons”), will incur any liability (a) in respect of any action taken upon any information provided to the Fund by the Subscriber (including via the Onboarding Pages of the Platform, any Supporting Documents or Additional Documents) or for relying on any notice, consent, request, instructions or other instrument believed, in good faith, to be genuine or to be signed by properly authorized persons on behalf of the Subscriber, including any document transmitted via the Platform or by email or (b) for adhering to applicable anti-money laundering obligations whether now or later comes into effect.

4. Indemnification. To the extent permitted by law, the Subscriber agrees that it will indemnify and hold harmless the Covered Persons from and against any and all direct and consequential loss, damage, liability, cost or expense (including reasonable attorneys’ and accountants’ fees and disbursements, whether incurred in an action between the parties hereto or otherwise, and including any liability which results directly or indirectly from the Fund, the Administrator and their Affiliated Persons becoming subject to ERISA or Section 4975 of the Code) (collectively, “Losses”) which the Covered Persons may incur by reason of or in connection with these Subscription Documents (including via the Onboarding Pages of the Platform, any Supporting Documents and Additional Documents), including any misrepresentation made by the Subscriber or any of the Subscriber’s agents (including, but not limited to, any misrepresentation of Subscriber’s status under ERISA or the Code), any breach of any declaration, representation or warranty of Subscriber, the failure by the Subscriber to fulfill any covenants or agreements under these Subscription Documents, its or their reliance on email or other instructions, or the assertion of the Subscriber’s lack of proper authorization from the Beneficial Owner(s) to execute and perform the obligations under these Subscription Documents. The Subscriber also agrees that it will indemnify and hold harmless the Covered Persons from and against any and all direct and consequential Losses that they or any one of them, may incur (a) as provided in Section 10 below and (b) by reason of, or in connection with, the failure by the Subscriber to comply with any applicable law, rule or regulation having application to the Covered Persons.

5. Power of Attorney. The Subscriber hereby irrevocably makes, constitutes and appoints the Administrator (which constitution and appointment are coupled with an interest), with full power of substitution and resubstitution, the Subscriber’s true and lawful attorney-in-fact for the Subscriber and in the Subscriber’s name (as the Administrator will determine), place and stead and for the Subscriber’s use and benefit to make, execute, deliver, certify, acknowledge, swear to, file, record and publish:

(a) The LLC Agreement in substantially the form furnished by the Administrator to the Subscriber on the Platform and the Fund’s Certificate of limited liability company, and any amendments to either of those documents as provided in the LLC Agreement; and

(b) Any instruments and documents necessary to (i) qualify or continue the Fund as a limited liability company in the states or other jurisdictions where the Administrator deems advisable and (ii) effect the assignment of an Interest or the dissolution and termination of the Fund in accordance with the LLC Agreement.

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6. Dispute Resolution.

(a) Notwithstanding anything to the contrary in this Agreement or the LLC Agreement, and except for any claim or action that the Administrator or Fund may elect to commence to enforce any of its rights or the Subscriber’s obligations under this Agreement or the LLC Agreement, the Subscriber agrees that all disputes arising out of (i) this Agreement, (ii) the Fund’s offering of the Interest, (iii) the Subscriber’s Subscription for the Interest and (iv) the Subscriber’s rights and obligations under the LLC Agreement will be submitted to and resolved by binding arbitration in accordance with this Section 6. The Subscriber acknowledges and agrees that the parties are waiving their right to seek remedies in court, including the right to jury trial.

(b) The arbitration will be conducted in Houston, TX, and in accordance with Delaware law and the rules then in effect of the American Arbitration Association in accordance with its rules for commercial disputes before three arbitrators appointed in accordance with those rules. The award of the arbitrator will be final and conclusive and judgment on the award rendered may be entered in any court having jurisdiction.

(c) No person will bring a putative or certified class action to arbitration, nor seek to enforce any pre- dispute arbitration agreement against the other party that has initiated in court a putative class action or that is a member of a putative class that has not opted out of the class with respect to any claims encompassed by the putative class action until (i) the class certification is denied, (ii) the class is decertified or (iii) the other party is excluded from the class by the court. Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except if stated herein.

(d) Each of the parties will equally bear any arbitration fees and administrative costs associate with the arbitration. The prevailing party, as determined by the arbitrators, will be awarded its costs and reasonable attorneys’ fees incurred in connection with the arbitration.

7. Waiver; Conflict of Interest. The Subscriber acknowledges and agrees that the Administrator, and its affiliates will be subject to various conflicts of interest in carrying out the Administrator’s responsibilities to the Fund. Affiliates of the Administrator may also be in competition with the Fund or its investments. Other funds may be formed in the future with objectives that are the same as or similar to the Fund’s objectives. Each Subscriber hereby waives any such conflicts of the Administrator and its affiliates by executing this Agreement.

8. Confidentiality. The Subscriber must keep confidential, and not make use of or disclose to any person (other than for purposes reasonably related to its Interest or as required by law), any information or matter received from or relating to the Fund, including the terms of this Agreement and the LLC Agreement; provided that the Subscriber may disclose any such information to the extent that such information (i) is or becomes generally available to the public through no act or omission of the Subscriber, (ii) was already in the possession of the Subscriber at the time of such disclosure or (iii) is communicated to the Subscriber by a third party without violation of confidentiality obligations.

9. USA PATRIOT Act. To comply with applicable laws, rules and regulations designed to combat money laundering or terrorism, the Subscriber has previously completed the USA PATRIOT Act section on the Onboarding Pages of the Platform which the Subscriber hereby represents and warrants is true as of the date hereof and will remain true as of the acceptance of this Agreement by the Administrator and for so long as the Subscriber holds an Interest.

10. Beneficial Ownership. The Subscriber represents and warrants that it is subscribing for Interests for Subscriber’s own account and own risk, unless the Subscriber advises the Fund to the contrary in writing and identifies with specificity each Beneficial Owner (as defined below) as well as such other information and/or documentation as may be requested or required by the Administrator. The Subscriber also represents that it does not have the intention or obligation to sell, distribute or transfer its Interests or any portion of Interests, directly or indirectly, to any other person or entity or to any nominee account. If the Subscriber is subscribing on behalf of a Beneficial Owner, then the Subscriber represents that all subscription payments transferred to the Subscriber with respect to such Beneficial Owner originated directly from a bank or brokerage Account in the name of such Beneficial Owner.

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The Subscriber represents and warrants that the Subscriber is not (a) acting as trustee, custodian, agent, representative or nominee for (or with respect to) another person or entity (howsoever characterized and regardless of whether such person or entity is deemed to have a property interest, or the like, with respect to the Interests under local law) or (b) an entity (other than a publicly-traded company listed on an organized exchange (or a subsidiary or a pension fund of such a company) based in a FATF-Compliant Jurisdiction (as defined below) investing on behalf of underlying investors (including a Fund-of-Funds) (the persons, entities and underlying investors referred to in (a) and (b) being referred to collectively as the “Beneficial Owners”). If the preceding sentence is not true, the Subscriber represents and warrants that:

(a) The Subscriber understands and acknowledges that the representations, warranties and agreements made in this Agreement are made by the Subscriber (A) with respect to the Subscriber and

(B) with respect to each of the Beneficial Owners;

(b) The Subscriber has all requisite power and authority from each of the Beneficial Owners to execute and perform the obligations under these Subscription Documents and to bind each such Beneficial Owner as a party hereto;

(c) The Subscriber has adopted and implemented anti-money laundering policies, procedures and controls that comply, and will continue to comply, in all respects, with the requirements of applicable anti-money laundering laws and regulations; and

(d) The Subscriber has verified, or has access to, the identity of each Beneficial Owner, holds evidence of such identity and will make such evidence, together with any other documentation or information reasonably necessary to support the accuracy of Subscriber’s representations and warranties contained herein, available to the Fund upon request, and has procedures in place to ensure that the Beneficial Owners are not Prohibited Investors.

11. Subscriber’s Sophistication. In view of the fact that Subscriber is sophisticated, has had access to information sufficient to make an investment decision and has conducted its own due diligence, and has made its investment decision without reliance on (i) the Administrator or Organizer, (ii) any material information the Administrator or Organizer may have about any Portfolio Investment Securities and Portfolio Investment, or (iii) any disclosures of non-public information that may have been made to the Administrator or Organizer (or that the Administrator or Organizer may have independently obtained), and further in view of all of the representations Subscriber has made in Section 2, Subscriber hereby irrevocably: (i) waives any right to any and all actions, suits, proceedings, investigations, claims or liabilities of any nature, including but not limited to actions under Rule 10b-5 of the Securities Exchange Act of 1934 or similar laws (collectively “Claims”) that may arise from or relate to the possession of or failure to disclose non-public information, (ii) releases any Claims against the Covered Persons, and (iii) agrees to refrain from pursuing against any Claims against those parties.

12. Survival; Platform. The representations, warranties and agreements contained in this Agreement (including via the Onboarding Pages of the Platform, any Supporting Documents and Additional Documents) will survive the execution of this Agreement by the Subscriber and acceptance of this Agreement by the Administrator. All information provided by the Subscriber on the Platform is hereby incorporated herein by reference and the Subscriber hereby represents that all such information is true as of the date hereof and will remain true as of the acceptance of this Agreement by the Administrator and for so long as the Subscriber holds an Interest.

13. Additional Information. The Subscriber agrees that, upon demand, it will promptly furnish any information, and execute and deliver such documents, as reasonably required by the Administrator and furnish any information relating to the Subscriber’s relationship with the Fund as required by governmental agencies having jurisdiction over the Fund.

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14. Assignment and successors. This Agreement may be assigned by the Subscriber only with the prior written consent of the Fund. Subject to the foregoing, this Agreement will be binding on the respective successors, assigns, heirs and legal representatives of the parties to this Agreement.

15. No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any person, other than the Parties to the LLC Agreement and this Agreement.

16. Amendment; Waiver. This Agreement may not be amended other than by written consent of the Subscriber and the Fund. No provision in this Agreement may be waived other than in a writing signed by the waiving party. Unless expressly provided otherwise, no waiver will constitute an ongoing or future waiver of any provision of this Agreement.

17. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

18. Entire Agreement. This Agreement (including the Onboarding Pages of the Platform, any Supporting Documents and Additional Documents), the LLC Agreement and any side letter entered into between the Administrator or the Fund and the Subscriber, and all of the exhibits and appendices attached to those agreements, constitutes the entire agreement and understanding between the parties with respect to the subject matter those agreements and supersedes any prior written or oral agreements or understandings of the Parties.

19. Notice.

(a) Each Member hereby acknowledges that the Administrator will be entitled to transmit to that Member exclusively via the Platform or by e-mail (or other means of electronic messaging) all notices, correspondence and reports, including, but not limited to, that Member’s Schedule K-1s.

(b) Each notice or other communication to the Administrator or Fund will for purposes of this Agreement be treated as effective or having been given upon the earlier of (i) receipt, (ii) the date posted to the Platform and transmitted by email, with evidence of transmission from the transmitting device, (iii) acknowledged receipt, (iv) when delivered in person, (v) when sent by electronic facsimile transfer or electronic mail at the number or address set forth below and receipt is acknowledged by the Administrator, (vi) one business day after having been dispatched by a nationally recognized overnight courier service if receipt is evidenced by a signature of a person regularly employed or residing at the address set forth below for that Party or (vii) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid.

20. Severability. If any provision of this Agreement is held by applicable authority to be unlawful, void or unenforceable to any extent, such provision, to the extent necessary, will be severed from this Agreement and the remainder of this Agreement will not be affected by the removal of that provision and will continue in full force and effect.

21. Copies and Counterparts. Copies of signatures to this Agreement will be valid, binding and effective as original signatures for all purposes under this Agreement. This Agreement may be executed in any number of counterparts, each of which will be an original but all of which taken together will constitute one agreement.

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22. Electronic Delivery of Disclosures and Schedule K-1. The Subscriber understands that the Fund and the Administrator expect to deliver tax return information, including Schedule K-1s (each, a “K-1”) to the Subscriber by either electronic mail, a posting to the Platform, or some other form of electronic delivery. Pursuant to IRS Rev. Proc. 2012-17 (Feb. 13, 2012), the Subscriber hereby expressly understands, consents to, and acknowledges such electronic delivery of tax returns and related information. Federal law prohibits the Fund, the Administrator, or their affiliates and designees from disclosing, without consent, subscriber’s tax return information to third parties or use of that information for purposes other than the preparation of subscriber’s tax return. As part of subscription to this offering, the Fund, the Administrator, or their designees may disclose subscriber’s income tax return information to certain other affiliated entities or third-party service providers (collectively, the “Third-party Providers”). The Fund and the Administrator, and their designees covenant they will keep and maintain subscriber’s information in strict confidence, using such degree of care as is appropriate to avoid unauthorized access, use or disclosure, and will not use such information in violation of law. In executing this Agreement, subscriber authorizes the Fund, the Administrator and/or Third-party Providers to disclose tax return information to certain Third-party Providers, their respective successors, affiliates and, or such other third-party service providers as subscriber may request or as may be required by the Fund or the Administrator for purposes of completing tax return preparation and K-1 delivery pursuant to this agreement.

(a) The Subscriber’s consent to electronic delivery will apply to all future K–1s unless such consent is withdrawn by the Subscriber.

(b) If for any reason the Subscriber would like a paper copy of the K-1 after the Subscriber has consented to electronic delivery, the Subscriber may submit a request via email to hello@sydecar.io or send a written request to Sydecar LLC, 2093 Philadelphia Pike #5885, Claymont, Delaware 19703.

Requesting a paper copy of the Subscriber’s K-1 will not be treated as a withdrawal of consent

(c) If the Subscriber in the future determines that it no longer consents to electronic delivery, the Subscriber will need to notify the Fund so that it can arrange for a paper K-1 to be delivered to the address that the Fund then currently has on file. The Subscriber may submit notice via email to hello@sydecar.io or send a written request to Sydecar LLC, 2093 Philadelphia Pike #5885, Claymont, Delaware 19703. The Subscriber’s consent is considered withdrawn on the date the Fund receives the written request to withdraw consent. The Fund will confirm the withdrawal and its effective date in writing. A withdrawal of consent does not apply to a K-1 that was emailed to the Subscriber before the effective date of the withdrawal of consent.

(d) The Fund (or the Administrator) will cease providing statements to the Subscriber electronically if the Subscriber provides notice to withdraw consent, if the Subscriber ceases to be a Member of the Fund, or if regulations change to prohibit the form of delivery.

(e) If the Subscriber needs to update the Subscriber’s contact information that is on file, please email the update to the Administrator. The Subscriber will be notified if there are any changes to the contact information of the Fund.

(f) The Subscriber’s K-1 may be required to be printed and attached to a federal, state, or local income tax return.

BY SIGNING THIS AGREEMENT, THE SUBSCRIBER:

ACKNOWLEDGES THAT ANY MISSTATEMENT MAY RESULT IN AN IMMEDIATE REDEMPTION OF SUBSCRIBER’S INTERESTS.

AGREES THAT IF THE FUND BELIEVES THAT SUBSCRIBER OR A BENEFICIAL OWNER OF SUBSCRIBER IS A PROHIBITED INVESTOR, THE FUND MAY BE OBLIGATED TO FREEZE SUBSCRIBER’S INVESTMENT, DECLINE TO MAKE DISTRIBUTIONS OR SEGREGATE THE ASSETS CONSTITUTING SUBSCRIBER’S INVESTMENT WITH THE FUND IN ACCORDANCE WITH APPLICABLE LAW.

(Signature Pages Follow)

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SIGNATURE PAGES TO SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Subscriber hereby executes this Agreement as of the date set forth below. The Subscriber acknowledges and agrees that its execution of this Agreement shall, upon acceptance of this Agreement by the Administrator in accordance herewith, constitute the Subscriber’s execution of the LLC Agreement whereupon the Subscriber shall become a party to the LLC Agreement and bound thereby in every respect. The Subscriber hereby authorizes the Administrator to attach these signature pages to a counterpart of the LLC Agreement.

Subscription Amount9: $5,664,500.05

Applicable Management Fee Percentage: 0%

Applicable Management Fee: For any Member, shall be such Member’s Applicable Management Fee Percentage multiplied by such Member’s Subscription Amount multiplied by 0, which is the number of years that the Applicable Management Fee shall accrue as set forth in the LLC Agreement and may be paid in advance at Closing.

Advisor’s Carry: After the distribution to the Subscriber according to Article VI.1(a) of the LLC Agreement, apportionment of the remainder between the Advisor and the Subscriber shall be: 0% to the Advisor and 100% to the Subscriber.

Remainder of Page Intentionally Left Blank

9The Subscriber agrees to contribute this amount over the life of the Fund. The Administrator may amend the Subscription Amount downward or upward to reflect the actual amounts received due to money transfer related fees (e.g. intermediary bank debits).

Signature Pages to Subscription Agreement -1

SUBSCRIBER:

/s/ THANH HIEN LAM
(Signature)

Nova Furniture Limited
(Print Name of Subscriber)

9/24/2025
(Date)

IF ENTITY SUBSCRIBER:

THANH HIEN LAM
(Name of Signatory)

Director
((Title of Signatory)

Signature Pages to Subscription Agreement - 2

ACCEPTANCE OF SUBSCRIPTION

By signing below, the Fund hereby accepts Subscriber’s subscription for Interests in the Fund in the amount indicated on the Signature Pages to Subscription Agreement, and hereby authorizes these signature pages to be attached to the Subscription Agreement related to the Fund.

Preamble Capital, a Series of CGF2021 LLC

By:	Sydecar LLC, Administrator

By:	/s/ Ted Stiefel

Name:	Ted Stiefel

Title:	Authorized Signatory

Date:	9/25/2025

Signature Pages to Subscription Agreement - 3

ADMINISTRATOR

PRIVACY NOTICE

The Administrator is committed to protecting your privacy and maintaining the confidentiality and security of your personal information, and in connection therewith, this Privacy Policy is observed by the Administrator. This Privacy Policy explains the manner in which the Administrator collects, utilizes and maintains nonpublic personal information about its investors (“Investors”), as required under Federal Law. “Administrator” collectively refers to the Administrator and each investment account, partnership, limited liability company or fund (individually a “Fund,” and collectively, the “Funds”) for which the Administrator serves as general partner, managing member, or manager. This Privacy Policy only applies to products and services provided by the Administrator to individuals (including regarding investments in the Fund) and which are used for personal, family, or household purposes (not business purposes). The Subscriber is urged to familiarize itself with the privacy policy and terms of service included in the Platform and to which the Subscriber is committed by virtue of utilizing the Platform.

Collection of Investor Information

The Administrator may collect personal information about its Investors from the following sources:

1. Subscription forms, investor questionnaires, account forms, and other information provided by the Investor in writing, in person, by telephone, electronically or by any other means. This information includes name, address, employment information, and financial and investment qualifications;

2. Transactions within the Fund, including account balances, investments, distributions and fees;

3. Other interactions with the Administrator’s affiliates (for example, discussions with our staff and affiliated broker-dealer); and

4. Verification services and consumer reporting agencies, including an Investor’s creditworthiness or credit history.

Disclosure of Nonpublic Personal Information

The Administrator may share nonpublic personal information about investors or potential investors in the Fund with affiliates, as permitted by law. The Administrator does not disclose nonpublic personal information about investors or potential investors in the Fund to nonaffiliated third parties, except as permitted by law (for example, to service providers who provide services to the Investor or the Investor’s account).

The Administrator may share nonpublic personal information, without an Investor’s consent, with affiliated and nonaffiliated parties in the following situations, among others:

1. To respond to a subpoena or court order, judicial process or regulatory inquiry;

2. In connection with a proposed or actual sale, merger, or transfer of all or a portion of its business;

3. To protect or defend against fraud, unauthorized transactions (such as money laundering), law suits, claims or other liabilities;

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4. To service providers of the Administrator in connection with the administration and operations of the Administrator, the Fund and other Administrator products and services, which may include brokers, attorneys, accountants, auditors, administrators or other professionals;

5. To assist the Administrator in offering Administrator-affiliated products and services to its Investors;

6. To process or complete transactions requested by an Investor; and

7. For any proper purpose as contemplated by or permitted under the applicable Fund offering, governing or organizing documents.

Former Customers and Investors

The same Privacy Policy applies to former Investors.

Protection of Investor Information

The Administrator maintains physical, electronic and procedural safeguards that comply with federal standards to protect customer information. The Administrator restricts access to the personal and account information of Investors to those employees who need to know that information in the course of their job responsibilities.

Further Information

The Administrator reserves the right to change this Privacy Policy at any time. The examples contained within this Privacy Policy are illustrations and are not intended to be exclusive. This Privacy Policy complies with Federal Law regarding privacy. You may have additional rights under other foreign or domestic laws that may apply to you. All questions should be directed to the Administrator Email.

2

NOTICE TO RESIDENT OF THE EUROPEAN UNION

Sydecar LLC (“Sydecar”) is the “controller” of your data as defined under the General Data Protection Regulation (“GDPR”). Its address is 2093 Philadelphia Pike #5885, Claymont, DE 19703. You may contact Sydecar at hello@sydecar.io with any questions about its data privacy practices or to exercise any of your rights described below.

You have certain rights granted to you under the GDPR, and if you are within the EU, then you have the following rights:

You may request a copy of your personal data and verify that we are lawfully permitted to hold your personal information. You may also correct inaccurate or incomplete information we hold about you.

Sydecar has a legitimate business interest for processing your data, such as providing tax return information. Nonetheless, you may object to the processing of your personal data. Objecting to the processing of your personal data does not guarantee that Sydecar will not have the right or requirement to continue processing your data.

You may request that your personal data is erased, removed, or deleted when Sydecar no longer has a legitimate business interest in maintaining your personal data.

There is typically no fee to exercise your rights described above but Sydecar may charge a reasonable fee when requests are excessive, unfounded, or repetitive. Sydecar will try to respond in a timely manner, but the actual time it takes to respond may depend on the complexity of the request.

3

LIMITED LIABILITY COMPANY AGREEMENT

OF

Preamble Capital, a Series of CGF2021 LLC

Limited liability company interests represented by this Agreement have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any State of the United States or any other applicable securities laws in reliance upon exemptions from the registration requirements of the Securities Act and such other laws. Limited liability company interests must be acquired for investment only and may not be offered for sale, pledged, hypothecated, sold, assigned or otherwise transferred at any time except in compliance with (i) the Securities Act, any applicable state securities laws, and any other applicable securities laws and (ii) the terms and conditions of this limited liability company agreement (as amended or restated from time to time, the “Agreement”). Limited liability company interests may not be transferred of record except in compliance with such laws and this Agreement. Purchasers of limited liability company interests will be required to bear the risk of their investment for an indefinite period of time.

1

LIMITED LIABILITY COMPANY AGREEMENT

OF

Preamble Capital, a Series of CGF2021 LLC

This limited liability company agreement of Preamble Capital, a Series of CGF2021 LLC (the “Fund” and as amended, supplemented, or otherwise modified, this “Agreement”) is made as of the Effective Date by and among the Parties.

The Parties agree as follows:

1. DEFINITIONS. Capitalized terms used and not otherwise defined in this Agreement or the Exhibit thereto have the meanings set forth in Exhibit A-1 and Exhibit A-2 hereto.

2. PURPOSE OF FUND. Subject to the terms and conditions of this Agreement, including the agreement terms set forth in Exhibit B and the modifications and exceptions set forth in Exhibit C, the Fund has been created for the following purposes: (a) to invest in Portfolio Investment Securities and to engage in any and all activities necessary, incidental, proper, advisable or convenient to the foregoing and

(b) to engage in any and all other lawful activities and transactions as may be necessary, advisable, or desirable, as determined by the Organizer, in its sole discretion, to carry out the foregoing or any reasonably related activities.

3. MODIFICATIONS AND EXCEPTIONS. The terms of this Agreement (including the definitions set forth in Exhibit A-1 and Exhibit A-2 hereto and the Agreement Terms set forth in Exhibit

B) are subject to the modifications and exceptions contained in Exhibit C hereto. In the event of a conflict between Exhibit A-1, Exhibit A-2, and Exhibit B on the one hand, and Exhibit C on the other hand, Exhibit C shall control.

4. ESTABLISHMENT OF SERIES. Pursuant to Section 18-215 of the Act and the Limited Liability Company Agreement of the Parent LLC (the “Parent LLC Agreement”), the Parent LLC is authorized to establish separate members and limited liability company interests with separate and distinct rights, powers, duties, obligations, businesses, and objectives (each a “Series”). The Fund is hereby established as a Series under the Parent LLC Agreement, and the rights and obligations of the Members of the Series will be governed by this Agreement. In the event of any inconsistency between this Agreement and the Parent LLC Agreement, this Agreement will control. The debts, liabilities, obligations, and expenses incurred, with respect to the Fund will be enforceable against the assets of the Fund only and not against the assets of the Parent LLC generally or any other Series of the Parent LLC, and, unless expressly set forth in this Agreement, none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Parent LLC generally or any other Series of the Parent LLC will be enforceable against the assets of the Fund. A Person (as defined below) participating as a member in one Series will have no rights or interest with respect to any other Series, other than through that Person’s interest in association with that Series as independently acquired by that Person. This Agreement and all provisions herein will be interpreted in a manner to give full effect to the separate and distinct existence of each Series. The Administrator shall take reasonable and necessary steps to implement the provisions of this paragraph. The Fund will be dissolved, and its affairs wound up pursuant to the provisions of this Agreement. The dissolution and termination of the Fund will not, in and of itself, cause or result in the dissolution or termination of the Parent LLC or any other Series.

5. ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto), together with the Subscription Agreements, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, the Administrator may enter into side letters with one or more Members as set forth in the Agreement Terms.

2

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement effective as of the Effective Date.

FUND

Preamble Capital, a Series of CGF2021 LLC

By:	Sydecar LLC, Administrator

By:	/s/ Ted Stiefel
Name:	Ted Stiefel
Title:	Authorized Signatory
Date:	9/17/2025

ADMINISTRATOR

Sydecar LLC, a Delaware limited liability company

By:	/s/ Ted Stiefel
Name:	Ted Stiefel
Title:	Authorized Signatory
Date:	9/17/2025

ORGANIZER

Aaron Jun Yuen Chow

By:	/s/ Aaron Jun Yuen Chow
Name:	Aaron Jun Yuen Chow
Title:
Date:	9/17/2025

3

EXHIBIT A-1

INVESTMENT-SPECIFIC DEFINITIONS

“Administrator”: Sydecar LLC, a Delaware limited liability company, or its designee(s) who will be a “manager” of the Fund within the meaning of Section 18-101 of the Act.

“Advisor”: the Person identified as the Advisor in the Advisory Agreement (as defined in Exhibit A-2), if applicable.

“Advisor’s Carry”: For any Member, shall be as set forth on such Member’s Signature Page(s) to its Subscription Agreement.

“Applicable Management Fee”: For any Member, shall be as set forth on such Member’s Signature Page(s) to its Subscription Agreement.

“Fund”: Preamble Capital, a Series of CGF2021 LLC, established as a Series under the Parent LLC Agreement.

“Management Fee”: A fee payable by the Fund to the Organizer, calculated as the sum of the Applicable Management Fees payable with respect to each of the Members, as applicable.

“Organizer”: Aaron Jun Yuen Chow. “Parent LLC”: CGF2021 LLC.

“Portfolio Investment”: The entity referred to as Space Exploration Technologies Corp.

Please refer to the Platform (as defined in Exhibit A-2) for information about the entity or asset(s) that are the subject of this investment opportunity (generally identified as the “Company name” or the “Target Fund” in the Platform).

A1 - 1

EXHIBIT A-2

GENERAL DEFINITIONS

“Act”: The Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq., as it may be amended from time to time.

“Advisory Agreement”: If applicable, the Investment Advisory Agreement found in Exhibit D of this Agreement.

“Affiliate”: As to any other Person, (i) a Person directly or indirectly (through one or more intermediaries) controlling, controlled by or under common control with that other Person; (ii) a Person owning or controlling 5% or more of the outstanding voting securities or beneficial interests of that other Person; or (iii) an officer, manager, director, partner or member of that other Person. For purposes of this Agreement, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause a direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Member will be deemed, solely by virtue of that membership, to be an Affiliate of the Fund.

“Agreement”: This limited liability company agreement of the Fund, as amended from time to time.

“Agreement Terms”: Means the terms set forth in Exhibit B and, if applicable, the modifications and exceptions set forth in Exhibit C of this Agreement.

“Attorney”: As specified in Article XI.1.

“Banking Entity”: As specified in Article III.14.

“Business Day”: Any day other than a Saturday, Sunday or other days on which commercial banks are open for business in New York, NY, or such other day as the Administrator may from time to time determine.

“Capital Account”: With respect to a Member means the capital account of the Member determined in accordance with Article II.2.

“Capital Contribution”: With respect to a Member means the total amount of cash and other assets contributed (or deemed contributed under Section 1.7041(b)(2)(iv)(d) of the Treasury Regulations) to the Fund by that Member, net of liabilities assumed or to which the assets are subject.

“Carried Interest”: means (i) the Advisor’s right to receive distributions pursuant to Article VI.1(b) and

(ii) allocations of items of Fund income, gain, loss or deduction related thereto.

“Certificate of Formation”: The Certificate of Formation of the Parent LLC, as amended and restated from time to time, filed under the Act.

“CFIUS”: The Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency.

“Closing”: The issuance of Interests by the Administrator, as directed by the Organizer, which is effective for each Member’s Interests on such date that the Administrator accepts such Member’s Subscription Agreement for such Interests.

A2 - 1

“Closing Conditions”: The conditions of the Closing, as determined by the Administrator. “Closing Date”: The date of a Closing.

“Code”: The Internal Revenue Code of 1986, as amended.

“Consent”: The approval of a Person to do the act or thing for which the approval is solicited, or the act of granting the approval, as the context may require.

“Covered Person”: The Administrator, the Organizer, the Advisor, the Partnership Representative, the Liquidating Trustee, and, unless otherwise determined by the Administrator, each of their respective owners, members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and affiliates (and their respective owners, members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and affiliates), and any director, officer, or manager of any entity in which the Fund invests serving in such capacity at the request of the Organizer or the Advisor.

“Covered Transaction”: As set forth in the DPA.

“Disability”: With respect to an individual means the incapacity of the individual to engage in any substantial gainful activity with the Fund by reason of any medically determinable physical or mental impairment that reasonably can be expected to last for a continuous period of not less than 12 months as determined by a competent physician chosen by the Fund and Consented to by the individual or such individual’s legal representative, which Consent will not be unreasonably withheld, conditioned or delayed.

“Distributable Cash”: At any time means that amount of the cash then on hand or in bank accounts of the Fund which the Administrator determines is available for Distribution, taking into account (i) the amount of cash required for the payment of all current expenses, liabilities and obligations of the Fund (including, for the avoidance of doubt, Fund Expenses and Management Fee(s), each as defined below) and (ii) the amount of cash which the Administrator deems necessary or appropriate to establish reserves for the payment of future expenses, liabilities, or obligations, including liabilities which may be incurred in litigation and liabilities undertaken pursuant to the indemnification provisions of this Agreement.

“Distribution”: The transfer of money or property by the Fund to one or more Members with respect to their Interests, without separate consideration.

“Distribution Expenses”: Any expenses relating to brokerage commissions, escrow fees, clearing and settlement charges, custodial fees, and any other costs relating to the transfer of Portfolio Investment Securities or other assets to the Members following a Distribution.

“DPA”: Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Effective Date”: The date that the Administrator signs this Agreement. “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Member”: Any Member that is an employee benefit plan subject to ERISA or a “benefit plan investor” within the meaning of the Plan Asset Regulation.

A2 - 2

“Fair Market Value”: With respect to property means the amount that would be paid for that property in cash at the closing by a hypothetical willing buyer to a hypothetical willing seller, each having knowledge of all relevant facts and neither being under a compulsion to buy or sell, as determined by the Advisor or the Administrator in good faith.

“Final Closing Date”: The final Closing Date of the Fund.

“Fiscal Year”: The Fund’s taxable year, which will be the taxable year ended December 31, or other taxable year as may be selected by the Administrator in accordance with applicable law.

“Foreign Person”: As set forth in the DPA.

“Foreign Person Member”: Any Member that is a Foreign Person. “Fund Expenses”: As specified in Article III.9(c).

“Fund Minimum Gain”: The “partnership minimum gain” of the Fund computed in accordance with the principles of Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Incapacity”: As to any Person, (i) the filing of a voluntary petition in bankruptcy, the entry of an order of relief in any bankruptcy or insolvency proceeding or the entry of an order that such Person is bankrupt or insolvent, or (ii) the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such Person.

“Initial Closing Date”: If more than one Closing, the first Closing Date.

“Interest”: With respect to each Member, as of any date, the fractional ownership interest in the Fund issued by the Fund, which is expressed as a percentage, the numerator of which is that Member’s Subscription Amount and the denominator of which is the sum of the Subscription Amounts of all Members. The Advisor may be a Member, but in any event will have a deemed Interest in respect of the Carried Interest in respect of each Member. A Member’s Interest represents the totality of the Member’s interests, and the right of that Member to all benefits (including allocations of Net Income and Net Losses and the receipt of Distributions) to which a Member may be entitled pursuant to this Agreement and under the Act, together with all obligations of that Member to comply with the terms and provisions of this Agreement and the Act. If any provision requires the Consent of a specified percentage of Interests, that percentage will be determined by reference to the aggregate Interests of Members granting Consent on the applicable date.

“Interest Register”: As specified in Article I.5.

“Liability”: Any liability or obligation that the Fund would be required by this Agreement or otherwise to pay if it had adequate funds, including (i) the expenses of investigating, defending or handling any pending, threatened or anticipated litigation, tax audit, proceeding or claim arising out of the Fund’s activities, investments or business, (ii) the amount of any judgment or settlement arising out of such litigation or claim, (iii) the Fund’s obligation to return proceeds following the disposition of any Investment and (iv) the Fund’s obligation to indemnify any Covered Person pursuant to this Agreement.

“Liquidating Trustee”: The Administrator (or its authorized designee) or, if there is none, a Person selected by the Consent of the Members to act as a liquidating trustee of the Fund.

“Material Nonpublic Technical Information”: As set forth in the DPA.

A2 - 3

“Member Minimum Gain”: The “partner nonrecourse debt minimum gain” of the Fund computed in accordance with the principles of Section 1.704-2(i)(3) of the Treasury Regulations.

“Member Nonrecourse Deductions”: The “partner nonrecourse deductions” of the Fund computed in accordance with the principles of Sections 1.704-2(i)(1) and (2) of the Treasury Regulations.

“Majority (or other specified percentage) in Interest”: means, at any time, Members then entitled to vote and collectively holding more than fifty percent (50%) (or other specified percentage) of the aggregate Interests held by all Members then entitled to vote.

“Member”: Any Person admitted as a Member of the Fund pursuant to Article III.1 that has not ceased to be a member pursuant to this Agreement or the Act, having the interests and rights associated with membership in a limited liability company pursuant to this Agreement.

“Non-Foreign Person Member”: Any Member that is not a Foreign Person.

“Nonrecourse Deductions”: The “nonrecourse deductions” of the Fund computed in accordance with Section 1.704-2(b) of the Treasury Regulations.

“Net Income” and “Net Loss”: For each Fiscal Year, the taxable income and taxable loss, as the case may be, of the Fund for that Fiscal Year determined in accordance with federal income tax principles, including items required to be separately stated, taking into account income that is exempt from federal income taxation, items that are neither deductible nor chargeable to a capital account and rules governing depreciation and amortization, except that in computing taxable income or taxable loss, the “tax book” value of an asset will be substituted for its adjusted tax basis if the two differ, and any gain, income, deductions or losses specially allocated under Article V will be excluded from the computation. Any adjustment to the “tax” book value of an asset pursuant to Section 1.704-1(b)(2)(iv)I, (f) and (g) of the Treasury Regulations will be treated as Net Income or Net Loss from the sale of that asset.

“Outside Date”: The last day of the ten (10) year period beginning on the Initial Closing Date unless the Administrator has extended that period in accordance with Article IX.2, in which case the “Outside Date” means the expiration of that extended period.

“Parties”: The Administrator, the Organizer, the Advisor, the Members, and those Persons who have or may become parties to this Agreement in the future, in accordance with the terms of this Agreement.

“Partnership Representative”: The Person designated pursuant to Article VIII.5. “Person”: Any individual or entity.

“Plan Asset Regulation”: Section 3(42) of ERISA and the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Platform”: A web-based interface operated by Sydecar LLC or its Affiliates for the purpose of collecting information in connection with the transactions contemplated by this Agreement.

“Portfolio Investment Securities”: The securities issued directly to the Fund by the Portfolio Investment, or the securities of an intermediary vehicle which directly or indirectly owns securities in the Portfolio Investment.

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“Prime Rate”: On any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Principal Office Location”: 2093 Philadelphia Pike #5885, Claymont, Delaware 19703. “Registered Agent”: As set forth in the Certificate of Formation.

“Securities”: Means shares of capital stock, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures, and other equity and debt instruments of any kind of any Person.

“Side Letter”: As set forth in Article XII.17.

“Subscription Agreement”: With respect to any Member, the subscription agreement entered into by such Member and the Administrator with respect to the Fund, including any addenda thereto.

“Subscription Amount”: With respect to any Member, the subscription amount entered into by such Member and the Administrator with respect to the Fund, including any addenda thereto, and any amendments, supplements, and modifications related therewith.

“Substantial Interest”: As set forth in the DPA.

“Tax Amount”: With respect to a fiscal year, an amount equal to the anticipated taxes with respect to the Fund income allocated to the Advisor attributable to the Carried Interest for such fiscal year. All calculations of anticipated taxes pursuant to this definition shall assume that (i) the Advisor is subject to the highest applicable marginal U.S. federal, state and local tax rates to which any of the Advisor’s partners or former partners (or any of their respective direct or indirect beneficial owners) is subject, taking into account the character of any income, gains, deductions, losses or credits (but disregarding any deduction or credit if the Advisor believes in good faith such deduction or credit likely would not be of benefit to a taxpayer that is a natural person) and the impact of any relevant holding period requirements,

(ii) for purposes of determining the tax benefit of a deduction, loss or credit, the Advisor’s only income, gains, losses, deductions and credits for such fiscal year and each prior fiscal year are income, gains, deductions, losses and credits attributable to its interest in the Carried Interest, and (iii) with respect to any distribution of investments in kind received by the Advisor, the Fund’s income allocable to the Advisor includes an amount equal to the income that would have been recognized by the Advisor if such investments had been sold in a taxable transaction immediately after their receipt by the Advisor for an amount equal to their value determined for purposes of Article V.5.

“Transfer”: With respect to an Interest, the sale, assignment, transfer, other disposition, pledge, hypothecation or other encumbrance, whether direct or indirect, voluntary, involuntary or by operation of law, and whether or not for value, of that Interest. Transfer includes any transfer by gift, devise, intestate succession, sale, operation of law, upon the termination of a trust, because of or in connection with any property settlement or judgment incident to a divorce, dissolution of marriage or separation, by decree of distribution or other court order or otherwise.

“Treasury Regulations”: The regulations promulgated by the United States Treasury Department pertaining to a matter arising under the Code.

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EXHIBIT B

AGREEMENT TERMS

Table of Contents

Article I ORGANIZATIONAL MATTERS		1

I.1	Name	1
I.2	Term	1
I.3	Intent	1
I.4	Qualification	1
I.5	Interest Register	1
I.6	Maintenance of Separate Existence	1
I.7	Advisor and Organizer	1
I.8	Title to Fund Assets	2
I.9	Events Affecting a Member of the Fund Title to Fund Assets	2
I.10	Events Affecting the Organizer, the Advisor or its Members	2
I.11	Events Affecting the Administrator	2

Article II CAPITAL ACCOUNTS		2

II.1	No Further Capital Contributions	2
II.2	Capital Accounts	2
II.3	Interest on Capital.	3
II.4	Return of Capital Contributions	3
II.5	Waiver of Action for Partition	3
II.6	No Priorities of Members	3

Article III MEMBERS; MEMBERSHIP CAPITAL; EXPENSES; MANAGEMENT FEES; FOLLOW-ON INVESTMENT RIGHTS		3

III.1	Admission of Members; Additional Closings; Increased Subscription Amount	3
III.2	Limited Liability of Members	4
III.3	Nature of Ownership	4
III.4	Dealing with Third Parties	4
III.5	Capital Contributions	4
III.6	Members are not Agents	4
III.7	Rights or Powers of Members	5
III.8	Nature of Obligations between Members	5
III.9	Expenses	5
III.10	Management Fee	6
III.11	Follow-on Investment Rights of the Advisor	6
III.12	Non-Reliance	6
III.13	CFIUS Matters	6
III.14	Bank Holding Company Act Matters	8

Article IV MANAGEMENT AND CONTROL OF THE FUND		9

IV.1	Management; Delegation of Power and Authority to the Organizer and the Advisor	9
IV.2	The Administrator and the Organizer May Engage in Other Activities	10
IV.3	Duties and Obligations of the Administrator	10
IV.4	Specific Authority of the Administrator	11
IV.5	Removal or Resignation of the Administrator	11
IV.6	Liability for Certain Acts	11

Article V ALLOCATIONS OF NET INCOME AND NET LOSS		12

V.1	Allocation of Net Income and Net Loss	12
V.2	Allocation Rules	12
V.3	Limitation on Allocation of Net Losses	12
V.4	General Tax Allocations	12
V.5	Special Tax Allocations	13
V.6	Allocations in Respect of a Transferred Interest	14
V.7	Allocations in Year of Liquidation Event	14

Article VI DISTRIBUTIONS		14

VI.1	Generally	14
VI.2	Non-Cash Distributions	15
VI.3	Return of Distributions	15
VI.4	Form of Distribution	15
VI.5	Amounts Withheld	15
VI.6	Member Giveback	16
VI.7	No Creditor Status	17
VI.8	Limitations on Distributions	17
VI.9	Advisor Give Back	17

Article VII TRANSFERS		17

VII.1	Transfers	17
VII.2	Further Restrictions on Transfers	18
VII.3	Permitted Transfers	18
VII.4	Admission of Transferee as a Member	18
VII.5	Involuntary Transfer of Interests	18
VII.6	Rights of Assignee	19
VII.7	Enforcement	19
VII.8	Death or Disability of a Member	19
VII.9	Compulsory Redemption	19
VII.10	Derivative Transactions	19

Article VIII RECORDS, REPORTS AND TAXES		20

VIII.1	Books and Records	20
VIII.2	Reports	20
VIII.3	Bank Accounts	20
VIII.4	Tax Elections	20
VIII.5	Partnership Representative	20
VIII.6	Confidentiality	21

Article IX DISSOLUTION AND LIQUIDATION		21

IX.1	Dissolution	21
IX.2	Date of Dissolution	21
IX.3	Winding Up	22
IX.4	Liquidation	22
IX.5	Distributions in Kind	22
IX.6	No Liability	22
IX.7	Limitations on Payments Made in Dissolution	23
IX.8	Certificate of Cancellation	23
IX.9	Conversion to a Trust	23

Article X LIMITATION OF LIABILITY; STANDARD OF CARE; INDEMNIFICATION		23

X.1	Limitation of Liability	23
X.2	Standard of Care	23
X.3	Indemnification	23
X.4	Contract Right; Expenses	24
X.5	Nonexclusive Right	24
X.6	Severability	24
X.7	Insurance	24
X.8	Specific Protection of Administrator	24
X.9	Limitation of Liability of the Administrator	25
X.10	Damages Waiver	25

Article XI POWER OF ATTORNEY		25

XI.1	Function of Power of Attorney	25
XI.2	Additional Functions	25
XI.3	Delivery of Power of Attorney	26

Article XII MISCELLANEOUS		26

XII.1	Amendments	26
XII.2	Ministerial and Administrative Amendments	26
XII.3	Amendment Recordation	27
XII.4	Offset Privilege	27
XII.5	Notices	27
XII.6	Waiver	27
XII.7	Governing Law	27
XII.8	Dispute Resolution	28
XII.9	Remedies	28
XII.10	Severability	28
XII.11	Counterparts	28
XII.12	Further Assurances	29
XII.13	Assignment	29
XII.14	Binding Effect	29
XII.15	Titles and Captions	29
XII.16	Construction	29
XII.17	Side Letters	29

ARTICLE I

ORGANIZATIONAL MATTERS

I.1 Name.

The name of the Fund is set forth on the cover page of this Agreement. The business of the Fund may be conducted under that name or under any other name that the Administrator may determine. The Administrator will notify the Members of any change in the name of the Fund.

I.2 Term.

The term of the Fund commenced on the Effective Date and will continue in full force and effect until terminated pursuant to Article IX.

I.3 Intent.

It is the intent of the Members that the Fund will be treated as a “partnership” for federal income tax purposes. It also is the intent of the Members that the Fund not be operated or treated as a “partnership” for purposes of Section 303 of the United States Bankruptcy Code.

I.4 Qualification.

The Administrator has the power and authority to execute, file and publish all certificates, notices, statements or other instruments necessary to permit the Fund to conduct business in all jurisdictions where the Fund elects to do business.

I.5 Interest Register.

The Administrator shall enter the name and contact information concerning each Member on the register of Members and interest ownership (“Interest Register”) maintained by the Fund in documentary form or in, or through, the Platform. Each Member shall promptly provide the Administrator with the information required to be set forth for that Member on the Interest Register and shall promptly notify the Administrator of any change to that information. The Administrator, or a designee of the Administrator, shall update the Interest Register from time to time as necessary to accurately reflect the information therein as known by the Administrator, including admission of new Members, but no update will constitute an amendment for purposes of Article XII.1. Any reference in this Agreement to the Interest Register will be deemed to be a reference to the Interest Register as amended and in effect from time to time.

I.6 Maintenance of Separate Existence.

The Fund will do all things necessary to maintain its limited liability company existence separate and apart from the existence of each Member, any Affiliate of a Member and any Affiliate of the Fund, including maintaining the Fund’s books and records on a current basis separate from that of any Affiliate of the Fund or any other Person. In furtherance of the foregoing, the Fund must (i) maintain or cause to be maintained by an agent under the Fund’s control physical possession of all its books and records (including, as applicable, storage of electronic records online or in “cloud” services), (ii) account for and manage all of its liabilities separately from those of any other Person, and (iii) identify separately all its assets from those of any other Person.

I.7 Advisor and Organizer.

If there is no Advisor designated on Exhibit D, the Organizer shall have the powers and authorities to make any decisions or directions as needed by the Fund or the Administrator.

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I.8 Title to Fund Assets.

All assets of the Fund will be deemed to be owned by the Fund as an entity, and no Member, individually, will have any direct ownership interest in those assets. Each Member, to the extent permitted by applicable law, hereby waives its rights to a partition of the assets and, to that end, agrees that it will not seek or be entitled to a partition of any assets, whether by way of physical partition, judicial sale or otherwise, except as otherwise expressly provided in Article IX.

I.9 Events Affecting a Member of the Fund Title to Fund Assets.

The bankruptcy, withdrawal, insanity, incompetency, Disability, Incapacity, liquidation, reorganization, merger, sale of all or substantially all the stock or assets of, or other change in the ownership or nature of a Member will not dissolve the Fund.

I.10 Events Affecting the Organizer, the Advisor or its Members.

(a) If the Organizer or Advisor is not a natural person, the Incapacity, liquidation, reorganization, merger, sale of all or substantially all the stock or assets of, or other change in the ownership or nature of the Organizer or Advisor shall not dissolve the Fund, and upon the happening of any such event, the affairs of the Fund shall be continued by the Organizer or Advisor or any successor entity.

(b) If the Organizer or Advisor is not a natural person, the withdrawal, insanity, incompetency, Incapacity, Disability, expulsion, or removal of any member of the Organizer or Advisor shall not, in and of itself, dissolve the Fund.

I.11 Events Affecting the Administrator.

The withdrawal, bankruptcy, or dissolution of the Administrator, nor the liquidation, reorganization, merger, sale of all or substantially all the stock or assets of, or other change in the ownership or nature of the Administrator, will not dissolve the Fund, and upon the happening of any that event, the affairs of the Fund will be continued without dissolution by the Administrator or any successor entity.

ARTICLE II

CAPITAL ACCOUNTS

II.1 No Further Capital Contributions.

No Member will be required to make any Capital Contribution beyond that Member’s Subscription Amount or lend money to the Fund.

II.2 Capital Accounts.

(a) A separate capital account will be established and maintained for each Member (“Capital Account”).

(b) The Capital Accounts of Members will be maintained in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations (including Section 1.704-1(b)(2)(iv)). The Administrator will adjust the Capital Accounts upon an event described in Sections 1.704-1(b)(2)(iv)(e) and (f)(5) of the Treasury Regulations in the manner described in Sections 1.704-1(b)(2)(iv)(e), (f) and

(g) of the Treasury Regulations if the Administrator determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Fund, and at other times as the Administrator may determine is necessary or appropriate to reflect the relative economic interests of the Members. In determining the Fair Market Value of an asset, the provisions of Section 1.704-1 of the Treasury Regulations shall be applied.

(c) If any Interest is Transferred pursuant to the terms of this Agreement, the transferee will succeed to the Capital Account and the respective Interest of the transferor to the extent the Capital Account and Interest is attributable to the Interests so Transferred.

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II.3 Interest on Capital.

No Member will be entitled to receive any interest on its Capital Contributions or Capital Account.

II.4 Return of Capital Contributions.

Except as otherwise provided in this Agreement, no Member has any right to withdraw or reduce its Capital Contribution.

II.5 Waiver of Action for Partition.

Each Member irrevocably waives, during the term of the Fund and during the period of its liquidation following dissolution, any right to maintain an action for partition of the Fund’s assets.

II.6 No Priorities of Members.

Subject to the provisions of this Agreement, no Member will have a priority over any other Member as to any Distribution, whether by way of return of capital or by way of profits, or as to any allocation of Net Income, Net Loss or special allocations.

ARTICLE III

MEMBERS; MEMBERSHIP CAPITAL; EXPENSES; MANAGEMENT FEES; FOLLOW-ON

INVESTMENT RIGHTS

III.1 Admission of Members; Additional Closings; Increased Subscription Amount.

(a) The Administrator may, at the Organizer’s direction, admit any Person as a Member upon such Person signing a counterpart of this Agreement (which may be done by power of attorney or by any other document or instrument of the Fund that by its terms is deemed to be an execution of this Agreement, including via the Platform). Admission will be effective when the Administrator enters the name of that Person on the Interest Register. The Administrator has the authority, at the Organizer’s direction, to reject any subscription for an Interest in whole or in part. Each Member will continue to be a member of the Fund until it ceases to be a member of the Fund in accordance with the provisions of this Agreement.

(b) Notwithstanding Article III.1(a), the Organizer may admit additional persons as Members or accept additional subscription amounts from existing Members without any other Member’s consent (each, an “Additional Member”), following the Initial Closing Date on such date and terms as permitted by the Platform and as agreed to by the Organizer and Administrator. Such Additional Members shall be deemed, except for purpose of determining such Member’s Capital Account Balance or otherwise to the extent expressly set forth herein to the contrary, to have been admitted as of the Initial Closing Date.

(c) Each Person who is to be admitted as an Additional Member under this Agreement shall accede to this Agreement, and shall be admitted to the Fund as a Member upon executing and delivering to the Fund a Subscription Agreement or other written document providing for such admission or Subscription Amount increase, which the Organizer accepts, which will include a representation that the Additional Member will become bound by and adhere to this Agreement’s terms.

(d) Each Additional Member shall contribute, by the date of its admission or the Organizer’s acceptance of its Subscription Amount increase, its full Subscription Amount or Subscription Amount increase, including any applicable Management Fee.

(e) Each Additional Member shall participate in any Portfolio Investment made by the Fund and not disposed of before such Additional Member’s admission in the same manner as if all Additional Members had made (or increased) their Subscription Amounts as of the Initial Closing Date.

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III.2 Limited Liability of Members.

No Member will be liable to the Fund or to any other Member for (i) the performance, or the omission to perform, any act or duty on behalf of the Fund, (ii) the termination of the Fund and this Agreement pursuant to the terms of this Agreement, or (iii) the performance, or the omission to perform, on behalf of the Fund any act in reliance on advice of legal counsel, accountants or other professional advisors to the Fund. In no event will any Member (or former Member) have any liability for the repayment or discharge of the debts and obligations of the Fund or be obligated to make any contribution to the Fund; provided, however, that

(a) appropriate reserves may be created, accrued and charged against the net assets of the Fund and proportionately against the Capital Accounts of the Members for contingent liabilities or probable losses or foreseeable expenses that are permitted under this Agreement, the reserves to be in the amounts that the Organizer or the Administrator deems necessary or appropriate, subject to increase or reduction at the Administrator’s discretion; and

(b) each Member may have other liabilities as are expressly provided for in this Agreement.

III.3 Nature of Ownership.

Interests held by Members constitute personal property. Membership in this Fund constitutes membership in the Parent LLC.

III.4 Dealing with Third Parties.

Unless admitted to the Fund as a Member, as provided in this Agreement, no Person will be considered a Member. The Fund and the Administrator shall deal only with Persons admitted as Members. The Fund and the Administrator will not be required to deal with any other Person (other than with respect to distributions to assignees pursuant to assignments in compliance with this Agreement) merely because of an assignment or transfer of any Interest to that Person, whether by reason of the Incapacity of a Member or otherwise; provided, however, that any Distribution by the Fund to the Person shown on the Fund’s records as a Member or to its legal representatives, or to the assignee of the right to receive the Fund’s Distributions as provided in this Agreement, will relieve the Fund and the Administrator of all liability to any other Person who may be interested in that Distribution by reason of any other assignment by the Member or by reason of its Incapacity, or for any other reason.

III.5 Capital Contributions.

(a) By the Closing Date, each Member participating in the Closing must make a Capital Contribution in an amount equal to such Member’s Subscription Amount or Subscription Amount increase in exchange for an Interest, or an increase to such Member’s Interest equivalent to the Subscription Amount increase, if applicable. Unless agreed to by the Administrator, each Capital Contribution to the Fund shall be made in U.S. dollars and shall be made by means of a wire or bank transfer of immediately available funds to an account designated by the Administrator.

(b) No Member has any right to demand the return of its Capital Contribution, except upon dissolution of the Fund pursuant to Article IX.

(c) No Member has the right to demand property other than Portfolio Investment Securities in return for its Capital Contribution, except upon dissolution of the Fund pursuant to Article IX.

III.6 Members are not Agents.

No Member has any right to participate in the management of the Fund except as expressly authorized by the Act or this Agreement. No Member, acting solely in the capacity of a Member, is an agent of the Fund, nor does any Member, unless expressly and duly authorized in writing to do so by the Administrator, have any power or authority to bind or act on behalf of the Fund in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

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III.7 Rights or Powers of Members.

Except as otherwise expressly provided by this Agreement, or by operation of law, the Members (as members of the Fund) will have no rights or powers to take part in the management and control of the Fund and its business and affairs and will have no power or authority to act for the Fund, or bind the Fund under agreements or arrangements with third parties. The Members will have the right to vote only on the matters explicitly set forth in this Agreement.

III.8 Nature of Obligations between Members.

Except as otherwise expressly provided by this Agreement, nothing contained in this Agreement shall be deemed to constitute any Member, in that Member’s capacity as a Member, an agent or legal representative of any other Member or to create any fiduciary relationship between Members for any purpose whatsoever, apart from obligations between the members of a limited liability company as may be created by the Act. Except as otherwise expressly provided by this Agreement, each Member has no authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Fund.

III.9 Expenses.

(a) The Fund may retain amounts contributed by the Subscribers toward Fund Expenses in an account in its name as needed.

(b) The Organizer authorizes and obligates the Fund to pay any Fund operating costs and expenses, including without limitation in connection with the creation and management of this Fund pursuant to the Platform or another service provider’s standard master service agreement and statements of work, as may be modified from time to time; digital copies of which shall be made available to Members, the Organizer and the Adviser upon request (the “Platform Fees”). Notwithstanding the foregoing, the Organizer may elect to pay the Platform Fees.

(c) The Fund accepts the obligation to pay any, or all, of the Fund Expenses, and will permit the Administrator, or its affiliates or third-party designee, to auto-debit from its account (or otherwise will pay) such operating costs and expenses incurred by it or on its behalf. For the purpose of this Agreement, “Fund Expenses” shall mean operating costs and expenses of the Fund including without limitation: (i) out-of-pocket expenses that are associated with disposing Portfolio Investment Securities, including transactions not completed; (ii) extraordinary expenses, if any (such as certain valuation expenses, litigation and indemnification payments); (iii) interest on borrowed money, investment banking, financing and brokerage fees and expenses, if any; and (iv) expenses associated with the Fund’s tax returns and Schedules K-1, custodial, legal and insurance expenses, any taxes (other than taxes treated as Distributions pursuant to Article VI.5), fees or other governmental charges levied against the Fund, (v) attorneys’ and accountants’ fees and disbursements on behalf of the Fund; (vi) insurance, regulatory or litigation expenses (and damages); (vii) expenses incurred in connection with the winding up or liquidation of the Fund; (viii) expenses incurred in connection with any amendments to the constituent documents of the Fund and related entities, including the Administrator; (ix) expenses incurred in connection with the Distributions to the Members and in connection with any meetings called by the Administrator; (x) the Platform Fees; and (xi) all other organizational and operating expenses of the Fund, including the formation of the Fund in the state of Delaware (excluding any regulatory expenses, or other costs incurred by the Administrator in connection with its daily operations, including but not limited to salary and other payments to employees or officers of the Administrator).

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III.10 Management Fee.

With respect to each Member, if set forth in the Subscription Agreement, the Organizer may be compensated in advance for services rendered (or to be rendered) to the Fund through payment by the Fund in cash to the Organizer of a Management Fee. The Management Fee shall commence on the Initial Closing Date and shall be earned annually based on the number of years set forth in the Subscription Agreement; provided, that the Management Fee with respect to any Member may be paid in full and in advance upon the date of such Member’s admission or Subscription Amount increase. The Management Fee shall be calculated as the sum of the Applicable Management Fees payable with respect to each Member, as set forth in such Member’s Subscription Agreement. Notwithstanding the foregoing, (i) the Management Fee for the Fund’s first and last calendar years shall be proportionately reduced based upon the ratio each such period’s number of days bears to 365 (or 366 in a leap year), (ii) the accrual of the Management Fee may be accelerated in the sole discretion of the Organizer, (iii) an additional Management Fee shall be payable upon the date of admission or increase in any Additional Member’s Subscription Amount to reflect the increase in Subscription Amount (calculated as if such Additional Member was admitted as of the Initial Closing Date with a Subscription Amount equal to its Subscription Amount immediately following such admission or increase under Article III.1), and (iv) in the event of early termination or expiration of the Fund, the Management Fee may be partially or fully reduced and returned to the Members in accordance with Article VI.1 in the sole discretion of the Organizer.

III.11 Follow-on Investment Rights of the Advisor.

At times the Fund’s investment in a Portfolio Investment by its terms gives rise to preferential rights, requests to purchase additional shares in that Portfolio Investment’s future offerings, or a general right of first refusal (collectively, “Follow-on Investment Rights”). The Fund hereby assigns and delegates all Follow-on Investment Rights to the Advisor. In the event that the Fund, as a holder of Portfolio Investment Securities, is presented with the opportunity or request to make additional or “follow-on” investments in that Portfolio Investment, the Fund may make those follow follow-on investments; provided, however, the Organizer may, in consultation with the Advisor, instruct the Administrator to organize one or more additional entities with additional members for the purpose of making that follow on investment and may extend any investment opportunity to the Members at its discretion. All decisions related to the exercise of these rights will belong to the Advisor and will be made at the Advisor’s discretion. The Fund’s Members acknowledge and agree that the rights described in this Article III.11 are not actual rights or entitlements exercisable by the Fund or by any Member of the Fund. Each Member waives any right or remedy it may have in relation to the Advisor’s exercise of these rights on behalf of the Fund. No action or inaction by the Advisor, if applicable, with respect to any Follow-on Investment Rights can be deemed to adversely impact any rights or entitlements vested in the Member by virtue of their beneficial ownership in the Fund.

III.12 Non-Reliance.

Each Member acknowledges and agrees that the Administrator (i) may not verify or review, and does not endorse, adopt or guarantee information provided by a Portfolio Investment or the Organizer on the Platform, (ii) will not have any responsibility for the accuracy or veracity of any information provided by a Portfolio Investment or the Organizer on the Platform, and (iii) does not propose to evaluate the potential profitability, or lack thereof, of a Portfolio Investment Security or any Follow-On Investment Rights opportunity.

III.13 CFIUS Matters.

(a) General. The Administrator is hereby authorized to take such actions as may be necessary or appropriate to cause the Fund to (i) avoid being or becoming a Foreign Person and (ii) make no investment in a Portfolio Investment that constitutes a Covered Transaction. For the avoidance of doubt, however, the Administrator shall be under no obligation to (A) cause the Fund to forego an investment that would constitute a Covered Transaction or (B) take any action to avoid the Fund being or becoming a Foreign Person. Notwithstanding any provision of this Agreement to the contrary, the Administrator may take such steps in managing the affairs of the Fund, amending the Agreement, or adjusting the rights of any Member with respect to the Fund as it determines to be necessary or appropriate to ensure that the Fund does not qualify as a Foreign Person or as it otherwise deems necessary consistent with Article III.13(h) below.

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(b) Determination of Foreign Person Member Status. A Member shall be deemed to be a Foreign Person Member for purposes of this Agreement (i) upon any determination by the Administrator that such Member is a Foreign Person Member hereunder or (ii) if such Member is a Foreign Person under the DPA. Each Member acknowledges and agrees that (i) it has read and acknowledged the representation contained in Section 2(x) of its Subscription Agreement and (ii) it will promptly provide notice of any changes to its status that would alter its status as a potential Foreign Person. Each Non-Foreign Person Member acknowledges and agrees that it shall not accept any investment or engage in any activity that would cause it to become a Foreign Person without providing advance written notice to the Fund. Whether or not such notice is provided, any Non-Foreign Person Member that becomes a Foreign Person acknowledges and agrees that upon such change in status it will immediately become a Foreign Person Member subject to the restrictions in Article III.13(c).

(c) Limitations on Foreign Person Members. Notwithstanding anything to the contrary in this Agreement, and except as the Administrator shall otherwise determine, each Foreign Person Member acknowledges and agrees that neither it nor any of its Affiliates shall:

(i) have the authority to approve, disapprove, or otherwise control any decision of the Administrator, including any decision of the Fund to invest in a Portfolio Investment; or

(ii) have the authority to unilaterally dismiss, prevent the dismissal of, select, or determine the compensation of the Administrator;

and in addition, without the written consent of the Administrator, each Foreign Person Member acknowledges and agrees that neither it nor any of its Affiliates shall:

(iii) independently invest in any Portfolio Investment;

(iv) have the right to communicate with the Fund, any Portfolio Investment or the management thereof regarding the day-to-day operations of its business;

(v) become actively involved, directly or indirectly, in the management or operation of the Fund or any Portfolio Investment;

(vi) obtain or seek to obtain access to Material Non-public Technical Information of the Fund or any Portfolio Investment;

(vii) obtain or seek to obtain membership or observer rights on the board of directors or equivalent governing body of the Fund, if any, or any Portfolio Investment;

(viii) become involved with or engage in any substantive decision-making of the Fund or any Portfolio Investment regarding U.S. critical infrastructure, critical technologies, or sensitive personal data as defined under the DPA;

(ix) become involved with or engage in the purchase, lease, or concession of U.S. real estate by the Fund or any Portfolio Investment; or

(x) maintain any other relationship to the Fund or any Portfolio Investment, including service as a director, officer, or in another management or decision-making role, other than (A) the relationship with the Fund permitted under this Agreement and (B) ordinary course commercial relationships with Portfolio Companies.

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(d) Limitations on All Members. Each Member acknowledges and agrees that no foreign government will hold a Substantial Interest in it or its Affiliates from the date hereof until the dissolution of the Fund pursuant to Article IX.

(e) CFIUS Information Requests. Each Member acknowledges and agrees that it shall cooperate with any requests for information from the Administrator made from time to time for the purpose of determining compliance with this Article III.13 and with the DPA. Each Member acknowledges and agrees that such requests may include requests for additional information on that Member’s (and its Affiliates’) holdings, investments, and relationships with U.S. persons. Each Member acknowledges and agrees that it shall cooperate with the Administrator with respect to any reporting and disclosure requirements imposed upon the Fund under the DPA or by CFIUS. Each Member shall use reasonable best efforts to provide relevant information requested by CFIUS or other U.S. government authorities on behalf of and on matters related to CFIUS.

(f) CFIUS Isolation Mechanisms. The Members acknowledge and agree that the Administrator may determine that it is in the best interests of the Fund or any of the Members (i) to make or hold the investments of any Foreign Person Member through an alternate investment vehicle, (ii) to allocate profits and/or losses from a particular investment in a Portfolio Investment, or (iii) to otherwise isolate any Foreign Person Member from one or more investments in a Portfolio Investment, in each case (i)-(iii) in order to reduce the likelihood of the Fund entering into or having been deemed to have entered into a Covered Transaction. In the event of such determination, the Administrator is hereby authorized to take all such actions as may be necessary to effect the foregoing.

(g) Cooperation with the Administrator. Each Member acknowledges and agrees that it shall cooperate with the Fund in any such action as the Administrator deems necessary to comply with the DPA or CFIUS laws, rules, regulations, directives or special measures.

(h) Compliance with CFIUS. Notwithstanding anything to the contrary contained in this Agreement, the Administrator shall be authorized without the consent of any Person, including any other Member, to take such action as it determines in its sole discretion to be necessary or advisable to comply with the DPA or CFIUS laws, rules, regulations, directives or special measures, including the actions contemplated by this Agreement.

(i) Indemnification and Limitation of Liability. Each Foreign Person Member shall, to the maximum extent permitted by applicable law, indemnify and hold the Fund and each Covered Person harmless from and against any loss, claim, demand, cost, expense of any nature, judgment, penalty, settlement, compromise, damage, injury suffered or sustained, or any other amount, or any nature whatsoever, known or unknown, liquid or illiquid, suffered by the Fund or any such Covered Person arising, directly or indirectly, from such Foreign Person Member’s breach of any of the provisions of this Agreement applicable to Foreign Person Members. Notwithstanding the generality of the foregoing, the Administrator shall be held harmless for any of its acts and omissions in connection with the enforcement of the provisions of this Article III.13(i). Neither the Fund nor any Covered Person shall be liable to the Foreign Person Member or to any other Member in connection with: (i) any determination of Foreign Person status; or (ii) any other matter related to compliance with the DPA or CFIUS laws, rules, regulations, directives, or special measures.

III.14 Bank Holding Company Act Matters.

Notwithstanding anything in this Agreement to the contrary, no Member who is directly or indirectly subject to the Bank Holding Company Act of 1956 or the Home Owners’ Loan Act or the implementing regulations of either such act (a “Banking Entity”), shall be entitled to vote, be polled, or otherwise exercise any similar right set forth in this Agreement or elsewhere. No Banking Entity shall participate in the removal or selection of the Administrator, or any director, general partner, or trustee of the Fund or its Affiliates, nor shall a Banking Entity otherwise exercise, directly or indirectly, any influence or authority over the management or policies of the Fund.

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ARTICLE IV

MANAGEMENT AND CONTROL OF THE FUND

IV.1 Management; Delegation of Power and Authority to the Organizer and the Advisor.

(a) Management of the Fund is vested in the Administrator. The Administrator shall be a “manager” within the meaning of Section 18-101(10) of the Act. The Administrator has the power and authority to

(i) delegate to one or more other Persons any and all of the Administrator’s rights, powers and duties to manage and control the business and affairs of the Fund, (ii) delegate any matters or actions that it is authorized to perform under this Agreement to employees or agents of the Administrator, and (iii) appoint any Persons, with titles as the Administrator may select, to act on behalf of the Fund, with power and authority as the Administrator may delegate from time to time. Any such delegation may be irrespective of whether the Administrator has a conflict of interest with respect to the matter as to which its rights, powers, or duties are being delegated and the Persons to whom any such rights, powers or duties are being delegated shall not be deemed conflicted solely by reason of any conflict of interest of the Administrator. The Administrator may engage, appoint, employ, contract, or otherwise deal with the Platform or another service provider to perform certain administrative functions for the Fund, including but not limited to accounting, financial reporting, recording capital contributions and preparing capital account statements, and filing taxes.

(b) Subject to any provisions of this Agreement and in accordance with the Advisory Agreement, the Administrator delegates to the Advisor broad power and authority over the Fund investment decision, deployment of Fund assets, and any decisions the Fund may be asked to make as holder of the Portfolio Investment Securities, including Distributions.

(c) The Administrator also delegates the strategic business operations of the Fund including, but not limited to, engagement with a third party, the admission of Members, the determination of the date of the dissolution of the Fund, and the allocation of specific Net Income and Net Loss, to the Organizer. Further, the Organizer hereby directs the Administrator to enter into, on behalf of the Fund, such Administrator’s standard services agreements for the creation and management of this Fund, including the Administrator’s standard master services agreement and statements of work, as may be revised from time to time, digital copies of which shall be made available to Members, the Organizer and the Adviser upon request.

(d) Any delegation may be rescinded at any time by the Administrator.

(e) Any delegation by the Administrator shall not cause the Administrator to cease to be a “manager” (as defined in the Act) of the Fund or cause any Person to whom any such rights, powers and duties have been delegated to be a “manager” (as defined in the Act) of the Fund.

(f) For any decisions delegated to the Advisor or the Organizer, as applicable, the Administrator shall act upon their instruction and/or advice which may be communicated electronically.

(g) If the Administrator is unable to obtain advice from the Organizer or Advisor, as applicable, within ten (10) days from a request for instruction or such earlier deadline as provided by a third party, then the Fund may poll, at the Administrator’s discretion, the Members, and will follow the decision of a Majority in Interest; provided that a Majority in Interest respond within five (5) days following such poll; provided, further, that the Administrator shall have the discretion to extend or decrease (in exigent circumstances) the poll period in its sole discretion. If no Members respond, then the Fund will follow the majority vote of other holders of Portfolio Investment Securities asked to participate in the decision.

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(h) If there is an Advisor designated on Exhibit D, it may delegate any matters or actions that it is authorized to perform under this Agreement to the Organizer.

(i) Third parties dealing with the Fund may rely conclusively upon any certificate of the Administrator to the effect that it is acting on behalf of the Fund. The signature of the Administrator will be sufficient to bind the Fund in every manner to any agreement or on any document, provided that the Administrator may delegate such authority to the Organizer, the Advisor and any other party from time to time.

(j) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement, the Administrator, the Organizer, or the Advisor is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Administrator, the Organizer, or the Advisor will be entitled to consider only those interests and factors as it desires, including its own interests, and will, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another expressed standard, the Administrator, the Organizer, or the Advisor, as applicable, shall act under that express standard and will not be subject to any other or different standards. Unless otherwise expressly stated, for purposes of this Article IV.1(j), the Administrator, the Organizer, and the Advisor will each be deemed to be permitted or required to make all decisions hereunder in its sole discretion.

IV.2 The Administrator and the Organizer May Engage in Other Activities.

(a) Subject to the terms of any employment or consulting agreement between the Administrator and the Fund, neither the Administrator nor the Organizer is obligated to devote all of its time or business efforts to the affairs of the Fund, provided that the Administrator shall devote the time, effort and skill as it determines in its sole discretion may be necessary or appropriate for the proper operation of the Fund.

(b) Subject to the foregoing, the Administrator and the Organizer may have other business interests and may engage in other activities in addition to those related to the Fund.

(c) The Administrator, the Organizer and their respective Affiliates may acquire interests in the Fund or other Funds managed or administered by the Administrator, the Organizer or their respective Affiliates.

(d) The Administrator, the Organizer and their respective Affiliates may acquire or possess interests in a Portfolio Investment and the interests may be of a different class or type, with different rights and preferences, than those held by the Fund. Likewise, the Administrator, the Organizer and their respective Affiliates may acquire or possess interests in other companies or business ventures that are competitive with a Portfolio Investment or the Fund.

(e) Neither the Fund nor any Member will have the right, by virtue of this Agreement, to share or participate in other investments or activities of the Administrator or the Organizer or to the income derived therefrom.

(f) Except as expressly set forth in this Agreement, the Administrator, the Organizer, the Advisor and each Member, and their respective Affiliates may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether those ventures are competitive with the Fund or otherwise.

IV.3 Duties and Obligations of the Administrator.

(a) The Administrator shall take all action that may be necessary or appropriate for the continuation of the Fund’s valid existence and authority to do business as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which authority to do business is, in the judgment of the Administrator, necessary or advisable.

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(b) The Administrator may from time-to-time open bank accounts in the name of the Fund and the Administrator or a representative of the Administrator will be the signatory on the bank accounts.

(c) The Administrator shall prepare or cause to be prepared and shall file on or before the due date (or any extension) any federal, state or local tax returns required to be filed by the Fund.

(d) The Administrator shall cause the Fund to pay any taxes or other governmental charges levied against or payable by the Fund; provided, however, that the Administrator will not be required to cause the Fund to pay any tax so long as the Administrator or the Fund is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount of the tax and the contest does not materially endanger any right or interest of the Fund. If deemed appropriate or necessary by the Administrator, the Fund may establish reasonable reserves to fund its actual or contingent obligations under this Article IV.3(d).

(e) The Administrator shall use its commercially reasonable efforts to ensure that at no time the equity participation in the Fund by “benefit plan investors” be “significant” within the meaning of the Plan Asset Regulation. If the Administrator becomes aware that the assets of the Fund at any time are likely to include plan assets of a benefit plan investor, the Administrator may require any or all of the ERISA Members to immediately withdraw so much of their capital in the Fund as might be necessary to maintain the investment of those Members at a level so that the assets of the Fund are not deemed to include plan assets under ERISA.

(f) Notwithstanding anything in this Agreement to the contrary, the Administrator does not, and will not owe any fiduciary duties of any kind whatsoever to the Fund, or to any of the Members, by virtue of its role as the Administrator, including, but not limited to, the duties of due care and loyalty, whether those duties were established as of the date of this Agreement or any time hereafter, and whether established under common law, at equity or legislatively defined. It is the intention of the Parties that those fiduciary duties be affirmatively eliminated as permitted by Delaware law and under the Act and the Members hereby waive any rights with respect to those fiduciary duties.

IV.4 Specific Authority of the Administrator.

The Administrator is vested with the authority to submit regulatory and tax filings on behalf of the Fund, including, an application to secure a federal Employer Identification Number for the Fund. The Administrator may delegate its authority under this Article IV.4 to a designee in its sole discretion.

IV.5 Removal or Resignation of the Administrator.

Notwithstanding anything to the contrary set forth in this Agreement, the Administrator may be removed with or without cause at any time by and in the sole discretion of the Organizer. The Administrator may resign at any time upon ten (10) days’ prior written notice to the Members and the Organizer. Upon resignation or removal, the Organizer or, if the Organizer does not take action within a reasonable period of time not to exceed ten (10) Business Days, a Majority in Interest may appoint a successor Administrator. The resignation or removal of the Administrator will not dissolve the Fund. The Administrator will not be required to return any fee previously paid. In the event of any conflict between the Organizer and a Majority in Interest with respect to this Article IV.5, the Organizer’s decision will control.

IV.6 Liability for Certain Acts.

The Administrator shall exercise its business judgment in managing the business operations and affairs of the Fund. Neither the Administrator nor the Organizer will be liable or obligated to the Members for any loss of investment or operations, or mistake of fact or judgement unless fraud, gross negligence, willful misconduct or a wrongful taking is proven by a court of competent jurisdiction. Neither the Administrator nor the Organizer guarantees, in any way, the return of any Member’s Capital Contribution or a profit for the Members from the operation of the Fund. Neither the Administrator nor the Organizer will incur any liability to the Fund or to any of the Members as a result of engaging in any other business or venture.

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ARTICLE V

ALLOCATIONS OF NET INCOME AND NET LOSS

V.1 Allocation of Net Income and Net Loss.

Except as otherwise provided in this Agreement, Net Income and Net Loss (including individual items of profit, income, gain, loss, credit, deduction and expense) of the Fund will be allocated among the Members in a manner that as of the end of such fiscal period and to the greatest extent possible, the Capital Account of each Member shall be equal to the respective net amount, positive or negative, that would be distributed to such Member from the Fund or for which such Member would be liable to the Fund under this Agreement, determined as if the Fund were to (a) liquidate the assets of the Fund for an amount equal to their book value (determined according to the rules of U.S. Department of Treasury Reg.

§1.704-1(b)(2)(iv)) and (b) distribute the proceeds in liquidation in accordance with Article IX. Such allocations shall appropriately take into account the differing character of items of income, gain, loss, expense and deduction included in the calculation of the different categories of proceeds distributed or distributable to the Members. For the avoidance of doubt, the Management Fee (or any other fees specifically attributable to or calculated with respect to each Member) with respect to a particular Portfolio Investment shall be allocated among the Members that hold an indirect interest in such Portfolio Investment in accordance with the amount of the Applicable Management Fee (or such other fees) calculated by the Administrator, as instructed by the Organizer, with respect to each Member.

V.2 Allocation Rules.

In the event that Members are issued Interests on different dates, the Net Income or Net Loss allocated to the Members for each Fiscal Year during which Members receive Interests will be allocated among the Members in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Administrator. For purposes of determining the Net Income, Net Loss and individual items of income, gain, loss credit, deduction and expense allocable to any period, Net Income, Net Loss and any other items will be determined on a daily, monthly or other basis, as determined by the Administrator using any method that is permissible under Section 706 of the Code and the Treasury Regulations. Except as otherwise provided in this Agreement, all individual items of Fund income, gain, loss and deduction will be divided among the Members in the same proportions as they share Net Incomes and Net Loss for the Fiscal Year or other period in question.

V.3 Limitation on Allocation of Net Losses.

There will be no allocation of Net Losses to any Member to the extent that the allocation would create a negative balance in the Capital Account of that Member (or increase the amount by which that Member’s Capital Account balance is negative).

V.4 General Tax Allocations.

Except as otherwise provided in this Article V.4, the taxable income or loss of the Fund will be allocated pro rata among the Members in the same manner as the corresponding items of Net Income, Net Loss and separate items of income, gain, loss, credit, deduction and expense (excluding items for which there are no related tax items) are allocated among the Member for Capital Account purposes.

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V.5 Special Tax Allocations.

(a) Minimum Gain Chargeback. In the event there is a net decrease in the Fund Minimum Gain during any Fiscal Year, the minimum gain chargeback provisions described in Sections 1.704-2(f) and (g) of the Treasury Regulations will apply.

(b) Member Minimum Gain Chargeback. In the event there is a net decrease in Member Minimum Gain during any Fiscal Year, the partner minimum gain chargeback provisions described in Section 1.704-2(i) of the Treasury Regulations will apply.

(c) Qualified Income Offset. In the event a Member unexpectedly receives an adjustment, allocation or Distribution described in of Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, which adjustment, allocation or Distribution creates or increases a deficit balance in that Member’s Capital Account, the “qualified income offset” provisions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations will apply.

(i) Nonrecourse Deductions. Nonrecourse Deductions will be allocated in accordance with and as required in the Treasury Regulations.

(ii) Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated to the Members as required in Section 1.704-2(i)(1) of the Treasury Regulations.

(iii) Intention. The special allocations in this Article V.5 are intended to comply with certain requirements of the Treasury Regulations and will be interpreted consistently. It is the intent of the Members that any special allocation pursuant to this Article V.5 will be offset with other special allocations pursuant to this Article V.5. Accordingly, special allocations of Fund income, gain, loss or deduction will be made in such manner so that, in the reasonable determination of the Administrator, taking into account likely future allocations under this Article V.5, after those allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account it would have been were this Article V.5 not part of this Agreement.

(d) Recapture Items. In the event that the Fund has taxable income in any Fiscal Year that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Fund assets (to the extent possible) will include a proportionate share of this recapture income equal to that Member’s share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

(e) Tax Credits and Similar Items. Allocations of tax credits, tax credit recapture, and any items related thereto will be allocated in those items as determined by the Administrator considering the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(f) Consistent Treatment. All items of income, gain, loss, deduction and credit of the Fund will be allocated among the Members for federal income tax purposes in a manner consistent with the allocation under this Article V. Each Member is aware of the income tax consequences of the allocations made by this Article V and hereby agrees to be bound by the provisions of this Article V in reporting its share of Fund income and loss for income tax purposes. No Member will report on its tax return any transaction by the Fund, any amount allocated or distributed from the Fund or contributed to the Fund inconsistently with the treatment reported (or to be reported) by the Fund on its tax return nor take a position for tax purposes that is inconsistent with the position taken by the Fund.

(g) Modifications to Preserve Underlying Economic Objectives. If, in the opinion of counsel to the Fund, there is a change in the Federal income tax law (including the Code as well as the Treasury Regulations, rulings, and administrative practices thereunder) which makes modifying the allocation provisions of this Article V necessary or prudent to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Administrator will make the minimum modification necessary to achieve that purpose.

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(h) Allocation of Excess Nonrecourse Liabilities. “Excess nonrecourse liabilities” of the Fund as used in Section 1.752-3(a)(3) of the Treasury Regulations will first be allocated among the Member pursuant to the “additional method” described in that section and then in accordance with the manner in which the Administrator expects the nonrecourse deductions allocable to those liabilities will be allocated.

V.6 Allocations in Respect of a Transferred Interest.

Except as otherwise provided in this Agreement, amounts of Net Income, Net Loss and special allocations allocated to the Members will be allocated among the appropriate Members in proportion to their respective Interests. If there is a change in any Member’s Interest for any reason during any Fiscal Year, each item of income, gain, loss, deduction or credit of the Fund for that Fiscal Year will be assigned pro rata to each day in that Fiscal Year in the case of items allocated based on Interests, and the amount of that item so assigned to that day will be allocated to the Member based upon that Member’s Interest at the close of that day. Notwithstanding the immediately preceding sentence, the net amount of gain or loss realized by the Fund in connection with a sale or other disposition of property by the Fund will be allocated solely to the Members having Interests on the date of that sale or other disposition.

V.7 Allocations in Year of Liquidation Event.

Notwithstanding anything else in this Agreement to the contrary, the Parties intend for the allocation provisions of this Article V to produce final Capital Account balances of the Members that will permit liquidating Distributions to be made pursuant to the order set forth in Article IX.4. To the extent that the allocation provisions of this Article V would fail to produce the final Capital Account balances, the Administrator may elect, in its sole discretion, to (a) amend those provisions if and to the extent necessary to produce that result and (b) reallocate income and loss of the Fund for prior open years (including items of gross income and deduction of the Fund for those years) among the Members to the extent it is not possible to achieve that result with allocations of items of income (including gross income) and deduction for the current year and future years, as approved by the Administrator. This Article V.7 will control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or related items by the Internal Revenue Service or any other taxing authority. The Administrator will have the power to amend this Agreement without the Consent of the other Members, as it reasonably considers advisable, to make the allocations and adjustments described in this Article V.7. To the extent that the allocations and adjustments described in this Article V.7 result in a reduction in the Distributions that any Member will receive under this Agreement compared to the amount of the Distributions that Member would receive if all those Distributions were made pursuant to the order set forth in Article IX.4, the Fund may make a guaranteed payment (within the meaning of Section 707(c) of the Code) to that Member (to be made at the time that Member would otherwise receive the Distributions that have been reduced) to the extent that payment does not violate the requirements of Sections 704(b) and 514(c)(9)(E) of the Code or may take other action as reasonably determined by the Administrator to offset that reduction.

ARTICLE VI

DISTRIBUTIONS

VI.1 Generally.

The Fund will first use available assets to repay outstanding debts and obligations, if any, of the Fund, including to pay or settle any accrued and unpaid Fund Expenses and to pay the Organizer any accrued and unpaid Management Fee. Then, subject to Article VI.6, the Fund will make Distributions, at times and intervals as the Advisor shall determine and direct the Administrator; provided, that, if the Advisor provides no such direction within a reasonable time following a Portfolio Investment liquidation event, the Administrator shall have the discretion to make such Distributions at such times and intervals as it determines. All distributions shall first be apportioned (solely as an interim step in calculating distributions pursuant to this Article VI.1) among the Members pro rata in accordance with their respective Capital Contributions. Any such amounts initially apportioned to a Member will be distributed between such Member and the Advisor in the following proportions and order of priority:

(a) First, to such Member, until such Member has received aggregate Distributions in an amount equal to that Member’s Capital Contribution; and then

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(b) The remainder is to be apportioned between the Member and the Advisor according to such Member’s Signature Pages to its Subscription Agreement (such apportionment between the Member and the Advisor, the “Advisor’s Carry”).

The Advisor may, in its sole discretion, share with one or more Persons all or any portion of any Distribution made to it under this Article VI.1. For the avoidance of doubt, any expenses relating to brokerage commissions, escrow fees, clearing and settlement charges, custodial fees, and any other costs relating to the transfer of Portfolio Investment Securities or other assets to the Members (“Distribution Expenses”) will be paid by the Fund prior to any Distributions. The amount of assets that are distributable to the Members will be net of those expenses.

VI.2 Non-Cash Distributions.

Whenever a Distribution provided for in this Article VI.2 is payable in property other than cash, the value of the Distribution will be deemed to be the Fair Market Value of that property as determined in good faith by the Advisor.

VI.3 Return of Distributions.

Any Member receiving a Distribution in violation of the terms of this Agreement shall return that Distribution (or cash equal to the net fair value of any property so distributed, determined as of the date of Distribution) promptly following the Member’s receipt of a request to return the Distribution from the Administrator or from any other Member. No third party will be entitled to rely on the obligations to return Distributions set forth in this Agreement or to demand that the Fund or any Member make any request for any return.

VI.4 Form of Distribution.

Distributions pursuant to this Article VI will be comprised of (i) Portfolio Investment Securities, and/or

(ii) Distributable Cash or other securities if and to the extent the Fund receives Distributable Cash or other securities in exchange for Portfolio Investment Securities. Interim Distributions will be made at times as the Advisor or the Administrator determines. Notwithstanding the foregoing, no Distribution of securities will be made to any Member to the extent that Member would be prohibited by applicable law from holding those securities. Unless otherwise agreed to by the Administrator, Distributions to any Member will be made to such member’s brokerage account; provided that any Distributable Cash Distribution may, in the discretion of the Advisor or the Administrator, be made, in whole or in part, to the account from which the attributable Capital Contribution was paid.

VI.5 Amounts Withheld.

Any amounts withheld with respect to a Member pursuant to any federal, state, local or foreign tax law from a Distribution by the Fund to the Member or payment to the Fund attributable to a Member will be treated as paid or distributed, as the case may be, to the Member for all purposes of this Agreement. In addition, the Fund may withhold from Distributions amounts deemed necessary, in the discretion of the Advisor or the Administrator, to be held in reserve for payment of accrued or foreseeable permitted expenses of the Fund. Each Member hereby agrees to indemnify and hold harmless the Fund from and against any liability with respect to income attributable to or Distributions or other payments to that Member. Any other amount that the Administrator determines is required to be paid by the Fund to a taxing authority with respect to a Member pursuant to any federal, state, local or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member (including with respect to a federal income tax audit of the Fund or state income taxes paid by the Fund) shall be treated as a loan from the Fund to that Member. If that loan is not repaid within thirty (30) days from the date on which the Administrator notifies that Member of that withholding, the loan will bear interest from the date of the applicable notice to the date of repayment at a rate at the lesser of (a) the Prime Rate plus 4% or (b) the maximum legal interest rate under applicable law, compounded annually. In addition to all other remedies the Fund may have, the Fund may withhold Distributions that would otherwise be payable to that Member and apply that amount toward repayment of the loan and interest. Any payment made by a Member to the Fund pursuant to this Article VI.5 will not constitute a Capital Contribution. A Member’s obligation to make payments to the Fund under this Article VI.5 shall survive the transfer, forfeiture or other disposition of the Member’s Interest and the dissolution, liquidation, winding up and termination of the Fund, and, to the maximum extent not prohibited by applicable law, for purposes of this Article VI.5, the Fund shall be treated as continuing in existence. The Fund, the Organizer, or the Administrator may pursue and enforce all rights and remedies it may have against each Member under this Article VI.5, including instituting a lawsuit to collect such contribution with interest calculated at an annual compounded rate equal to the Prime Rate plus 4% (but not in excess of the highest rate per annum permitted by applicable law as determined by the Administrator).

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VI.6 Member Giveback.

(a) If the Fund incurs any Liability, the Advisor may recall distributions made pursuant to this Agreement pro rata according to the amount that such Liability would have reduced the distributions received by the Members pursuant to this Agreement had such Liability been incurred by the Fund prior to the time such distributions were made (in each case, which recalled amounts shall be funded by the Members within ten (10) Business Days after the date of any notice or other written request by the Administrator), but in no event shall any Member be required, by applicable law, to contribute amounts pursuant to this Article VI.6 that in the aggregate exceed the lesser of (i) the aggregate amount of distributions (excluding distributions in respect of Tax Amounts attributable to the Carried Interest) received by such Member from the Fund pursuant to this Agreement and (ii) 20% of such Member’s Subscription Amount (other than with respect to returns of Carried Interest distributions). Following any return of distributions pursuant to this Article VI.6(a), the amount of the Advisor’s giveback obligation pursuant to Article VI.9 shall be adjusted accordingly.

(b) Any amounts contributed by a Member pursuant to Article VI.6(a) shall be credited to such Member’s Capital Account but shall not constitute a Capital Contribution hereunder. Any debit pursuant to Article II.2 on account of a Liability shall be allocated to the Members’ Capital Accounts after crediting the contributions required by this Article VI.6 to the Members’ Capital Accounts.

(c) A Member’s obligation to make contributions under this Article VI.6 shall survive the dissolution, liquidation, winding up and termination of the Fund; provided that, no Member shall be required to return any distribution pursuant to this Article VI.6 after the third anniversary of the Fund’s final liquidating distribution; provided, further, that such period shall toll if the Administrator has provided notice to the Members at any time before the expiration of such period that (x) the Fund is in the process of litigating, arbitrating, settling or otherwise resolving any Fund Expense or matter that may involve a liability of the Fund, or (y) the Administrator believes that there is a reasonable likelihood that the Fund will be required to return proceeds from an investment to any other investment counterparty. The Fund may pursue and enforce all rights and remedies it may have against each Member under this Article VI.6, including instituting a lawsuit to collect any contribution with interest from the date such contribution was required to be paid under Article VI.6(a) calculated at a rate equal to the Prime Rate plus 6% per annum (but not in excess of the highest rate per annum permitted by applicable law as determined by the Administrator).

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(d) Nothing in this Article VI.6 is intended to or shall provide any Person that is not a party hereto with any rights or remedies with respect to or under this Agreement.

(e) Notwithstanding the foregoing, the Members will be obligated to return distributions in accordance with the procedures of this Article VI.6, disregarding any of the limitations contained herein, to enable to the Fund to satisfy any obligation it may have from time to time to return amounts distributed to the Fund.

VI.7 No Creditor Status.

A Member will not have the status of, and is not entitled to the remedies available to, a creditor of the Fund with regard to Distributions that the Member becomes entitled to receive pursuant to this Agreement and the Act.

VI.8 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Fund shall not make a Distribution to any Member on account of its Interest if the Distribution would violate the Act or other applicable law.

VI.9 Advisor Give Back.

If, after the final distribution of the Fund’s assets among the Members as provided in Article VI.1 and Article IX.4, with respect to each Member, the amount of Carried Interest actually distributed to the Advisor with respect to any such Member exceeds the amount of Carried Interest that would have been distributed to the Advisor in respect of such Member had all of the distributions made by the Fund in respect of such Member been made as of the date of such final distribution, then the Advisor shall contribute to the Fund, and the Fund shall, subject to the Act, promptly following receipt, distribute to such Member, such excess amount; provided that the Advisor shall not be obligated to make capital contributions with respect to any Member pursuant to this Article VI.9 in excess of an amount equal to (x) 100% of the net amount of Carried Interest distributions made to the Advisor with respect to such Member during the life of the Fund and not otherwise returned to the Fund or such Member by the Advisor (or its beneficial owners), minus (y) aggregate Tax Amounts attributable to the Carried Interest with respect to such Member. The Advisor shall be obligated to restore its negative Capital Account, if any, only to the extent otherwise set forth in this Article VI.9. The calculation of the amount that the Advisor shall contribute to the Fund pursuant to this Article VI.9 with respect to each Member shall be made after giving effect to any return of distributions made by such Member to the Fund pursuant to Article VI.6.

ARTICLE VII

TRANSFERS

VII.1 Transfers.

(a) Except as otherwise expressly provided in this Article VII, no Member may Transfer all or any portion of its Interests without obtaining prior written approval of the Administrator, which approval may be withheld, conditioned, or delayed in the Organizer or the Administrator’s discretion. Any attempted Transfer in violation of this Article VII will be null and void ab initio, and will not bind the Fund.

(b) Except as otherwise permitted by this Agreement, the Organizer and the Advisor shall not Transfer their respective Interests in the Fund except (i) to their respective Affiliates, provided that (1) the Organizer or the Advisor, as applicable, continue to control the Interests, and (2) there is no material change to the ultimate beneficial owners of the Organizer or the Advisor as a result of such Transfer; and (ii) with the prior written consent of a Majority in Interest of the Members. Admissions of new members of the Organizer or the Advisor, as applicable, or the Transfer of interests in the Organizer or the Advisor, as applicable, by its members shall not be deemed to be a sale or other disposition of the Organizer or the Advisor’s, as applicable, Interest in the Fund.

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VII.2 Further Restrictions on Transfers.

Notwithstanding anything in this Agreement to the contrary, in addition to any other restrictions on a Transfer of an Interest, no Interest may be Transferred (a) without compliance with the Securities Act and any other applicable securities or “blue sky” laws, (b) if, in the determination of the Administrator, the Transfer could result in the Fund not being classified as a partnership for federal income tax purposes,

(c) if, in the determination of the Administrator, the Transfer could cause the Fund to become subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”) or (d) the transferee is a minor or incompetent, (e) such Transfer would cause the Fund to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, or (f) such Transfer involves Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Treasury Regulations Section 1.7704-1 (in addition, such Transfers will not be “recognized,” as that term is defined in Treasury Regulations Section 1.7704-1(d)(2), by the Fund).

VII.3 Permitted Transfers.

Except for the requirement to receive approval from the Administrator, all other restrictions upon Transfer specified in Article VII.1 will not apply to any Transfer (a) by a Member who is an individual to

(i) that Member’s spouse, ex-spouse or domestic partner; (ii) that Member’s or Member’s spouse’s lineal descendants; (iii) any family limited partnership or other entity controlled (which for this purpose shall require that the Member own more than 50% of the equity securities of that entity) by that Member, (iv) a trust established solely for the benefit of that Member, Member’s spouse or lineal descendants without regard to age, and (v) from any trust to the beneficiaries of that trust; or (b) by a Member to another Member (each transferee, a “Permitted Transferee”); provided, however, that the Permitted Transferee (other than a Person who is already a Member) pursuant to the foregoing clauses (a), (b) and (c) agrees in writing to become a party to this Agreement and to be subject to the terms and conditions of this Agreement. Notwithstanding the foregoing in this Article VII.3, any permitted Transfer must be approved by the Administrator, which approval will not be unreasonably withheld.

VII.4 Admission of Transferee as a Member.

A Transfer permitted by the Administrator will only transfer the rights of an assignee as set forth in Article VII.6 unless (a) the transferee is a Member or is admitted as a Member and (b) payment to the Fund of a transfer fee in cash which is sufficient, in the Administrator’s sole determination, to cover all reasonable expenses incurred by the Fund in connection with the Transfer and admission of the transferee as a Member.

VII.5 Involuntary Transfer of Interests.

In the event of any involuntary transfer of Interests to a Person, that Person will have only the rights of an assignee set forth in Article VII.6 with respect to those Interests, provided, however, that any involuntary Transfer of Interests to a Person that would cause a violation of this Agreement shall be void ab initio and subject to Article VII.9 of this Agreement as it is related to the transferor involved or proposing in such Transfer.

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VII.6 Rights of Assignee.

An assignee has no right to vote, or receive information concerning the business and affairs of the Fund and is entitled only to receive Distributions and allocations attributable to the Interest held by the assignee as determined by the Administrator and in accordance with this Agreement.

VII.7 Enforcement.

The restrictions on Transfer contained in this Agreement are an essential element in the ownership of an Interest. Upon application to any court of competent jurisdiction, an Administrator will be entitled to a decree against any Person violating or about to violate those restrictions, requiring their specific performance, including those prohibiting a Transfer of all or a portion of its Interests.

VII.8 Death or Disability of a Member.

Upon the death or Disability of a Member, that Member will cease to be a member of the Fund and that disabled Member or the legal representative of that deceased Member’s estate (or the trustee of a living trust established by that deceased Member if that Member’s Interests have been transferred to a trust) will have the rights only of an assignee.

VII.9 Compulsory Redemption.

The Administrator may, by notice to any Member, force the redemption and/or sale of all or a portion of that Member’s Interest on terms as the Organizer determines to be fair and reasonable, or take other action as it determines to be fair and reasonable in the event that the Administrator determines or has reason to believe that: (i) that Member has attempted to effect a Transfer of, or a Transfer has occurred with respect to, any portion of that Member’s Interest in violation of this Agreement; (ii) continued ownership of that Interest by that Member is reasonably likely to cause the Fund to be in violation of securities laws of the United States or any other relevant jurisdiction or the rules of any self-regulatory organization applicable to the Administrator, Advisor or its Affiliates; (iii) continued ownership of that Interest by that Member may be harmful to the business or reputation of the Fund or the Administrator or the Advisor, or may subject the Fund or any Members to a risk of adverse tax or other fiscal consequence, including adverse consequences under ERISA; (iv) any of the material representations or warranties made by that Member under this agreement or under any Subscription Agreement signed by that Member in connection with the acquisition of an Interest was not true when made or has ceased to be true; (v) any portion of that Member’s Interest has vested in any other Persons by reason of the bankruptcy, dissolution, incompetency or death of that Member; or (vi) it would not be in the best interests of the Fund, as determined by the Organizer or the Administrator, for that Member to continue ownership of its Interest; provided, however, that the Organizer or the Administrator shall discuss with the Member in good faith. Upon the redemption and/or sale of a Member’s Interest pursuant to this section, such Member shall automatically be deemed to have withdrawn as a Member and shall no longer hold any interest in the Fund.

VII.10 Derivative Transactions.

No Member may, without providing the Administrator with a written opinion of counsel regarding the compliance of the proposed transfer with all applicable securities laws, and the prior written Consent of the Organizer or the Administrator (which may be granted, withheld, conditioned or delayed in its discretion), directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise assign, transfer or dispose of any Interests or Portfolio Investment Securities, or publicly disclose the intention to make any offer, sale, pledge or disposition, or (ii) engage in any short selling of any Interests or Portfolio Investment Securities. Notwithstanding the foregoing, any permitted transfers of Interests that are approved by the Administrator will be governed by Article VII.

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ARTICLE VIII

RECORDS, REPORTS AND TAXES

VIII.1 Books and Records.

The Administrator will maintain all of the information required to be maintained by the Act at the Fund’s principal office or in the Platform, with copies available at all times during normal business hours for inspection and copying upon reasonable notice by any Member or its authorized representatives for any purpose reasonably related to that Member’s status as a member, including as applicable:

(a) promptly after becoming available, a copy of the Fund’s federal, state and local income tax returns, if any, for each Fiscal Year;

(b) a current list of the full name and last known business, residence or mailing address of that Member and the Administrator;

(c) a copy of this Agreement and all amendments, together with executed copies of (i) any powers of attorney and (ii) any other document pursuant to which this Agreement or any amendments have been executed or have been deemed to be executed; and

(d) true and full information regarding the amount of Capital Contributions made by that Member and the date on which that Member became a Member.

VIII.2 Reports.

(a) Governmental Reports. The Fund will file all documents and reports required to be filed with any governmental agency in accordance with the Act.

(b) Tax Reports. The Fund will prepare and duly and timely file, at the Fund’s expense, all tax returns required to be filed by the Fund. The Administrator will send or cause to be sent to each Member within 180 days after the end of each Fiscal Year, or a later date as determined in the discretion of the Administrator, information relating to the Fund as is necessary for the Member to complete its federal, state and local income tax returns that include that Fiscal Year.

VIII.3 Bank Accounts.

All funds of the Fund will be deposited with banks or other financial institutions in the account or accounts of the Parent LLC or the Fund as may be determined by the Administrator who will ensure records are maintained for the Fund assets associated with the Fund separately from the assets of any other Person.

VIII.4 Tax Elections.

Except as otherwise expressly provided in this Agreement, the Fund will make certain tax elections as the Administrator may determine.

VIII.5 Partnership Representative.

The Administrator will be the “partnership representative” within the meaning of Code Section 6223 (the “Partnership Representative”) and shall serve in any similar role for purposes of any state or local law. The Partnership Representative will have all of the powers and authority of a “partnership representative” under the Code. The Partnership Representative will represent the Fund (at the Fund’s expense) in connection with all administrative and judicial proceedings by the Internal Revenue Service or any taxing authority involving any tax return of the Fund, and may expend the Fund’s funds for professional services and associated costs. Promptly following the written request of the Partnership Representative, the Fund shall, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Partnership Representative, as applicable, in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The provisions of this Article VIII.5 shall survive the termination of the Fund and shall remain binding on the Members for as long a period of time as is necessary to resolve with the U.S. Internal Revenue Services any and all matters regarding the U.S. federal income taxation of the Fund or the Members.

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VIII.6 Confidentiality.

All information concerning the business, affairs and properties of the Fund and all of the terms and provisions of this Agreement will be held in confidence by the Administrator and Member and their respective Affiliates, subject to any obligation to comply with (a) any applicable law, (b) any rule or regulation of any legal authority or securities exchange, (c) any subpoena or other legal process to make information available to the Persons entitled thereto or (d) the enforcement of that Party’s rights under this Agreement (or under any employment agreement with that Member, if any) in any legal process, arbitration, as a Member, Organizer, Administrator, Advisor or employee, as applicable. Confidentiality will be maintained until that time, if any, as the confidential information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Article VIII.6); provided that each Party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions, including a confidential communication with its attorney or a confidential communication with a federally- authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing provisions of this sentence. Notwithstanding this Article VIII.6, the Administrator may use confidential information about the Fund and its Members in data aggregation, so long as the data use does not include the disclosure of information that could reasonably be used to identify any Member.

ARTICLE IX

DISSOLUTION AND LIQUIDATION

IX.1 Dissolution.

The Fund will be dissolved, its assets disposed of and its affairs wound up upon any of the following:

(a) the ten (10) year anniversary of the Initial Closing Date;

(b) the Outside Date;

(c) the final Distribution of the net assets of the Fund to the Members or a Liquidating Vehicle in accordance with Article IX.9;

(d) the dissolution of the Parent LLC, unless otherwise determined by the Administrator or any successor entity;

(e) determination by the Administrator and the Organizer to dissolve the Fund; or

(f) entry of a judicial decree of dissolution of the Fund pursuant to the Act.

IX.2 Date of Dissolution.

Dissolution of the Fund will be effective on the day on which the event occurs giving rise to the dissolution, but the Fund will not terminate until the assets of the Fund have been liquidated and distributed as provided in this Agreement. Prior to a dissolution pursuant to Article IX.1, the Administrator, at the Organizer’s instruction, may extend the period of time between the date of Closing and the Outside Date by unlimited successive one-year periods, which extensions shall be automatic if the Administrator takes action to continue to administer the business activities of the Fund after the termination of the initial ten (10) year term or any successive one-year period thereafter. Notwithstanding the dissolution of the Fund, prior to the termination of the Fund, the business of the Fund and the rights and obligations of the Members will continue to be governed by this Agreement.

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IX.3 Winding Up.

Upon the occurrence of any event specified in Article IX.1, the Fund will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing any remaining assets in cash or in kind, to the Members in accordance with this Agreement. The Liquidating Trustee will be responsible for overseeing the winding up and liquidation of the Fund and will cause the Fund to sell or otherwise liquidate all of the Fund’s assets except to the extent the Liquidating Trustee determines to distribute any assets to the Members in kind, discharge or make provision for all liabilities of the Fund and all costs relating to the dissolution, winding up, and liquidation and distribution of assets, establish reserves as may be necessary to provide for contingent liabilities of the Fund (for purposes of determining the Capital Accounts of the Members, the amounts of those reserves will be deemed to be an expense of the Fund and will be deemed income to the extent it ceases to be reserved), and distribute the remaining assets to the Members, in the manner specified in Article IX.4. The Liquidating Trustee will be allowed a reasonable time for the orderly liquidation of the Fund’s assets and discharge of its liabilities, so as to preserve and upon disposition maximize, to the extent possible, the value of the Fund’s assets.

IX.4 Liquidation.

The Fund’s assets, or the proceeds from the liquidation of the Fund’s assets, will be paid or distributed in the following order:

(a) first, to creditors to the extent otherwise permitted by applicable law in satisfaction of all liabilities and obligations of the Fund, including expenses of the liquidation (whether by payment or the making of reasonable provision for payment), other than liabilities for which reasonable provision for payment has been made and liabilities, if any, for Distributions to Members;

(b) next, to the establishment of those reserves for contingent liabilities of the Fund as are deemed necessary by the Liquidating Trustee (other than liabilities for which reasonable provision for payment has been made and liabilities, if any, for Distribution to Members and former Members under the Act);

(c) next, to Members and former Members in satisfaction of any liabilities for Distributions under the Act, if any;

(d) next, to the Members, on a pro rata basis in the order of priority set forth in Article VI.

IX.5 Distributions in Kind.

Any non-cash asset distributed to one or more Members will first be valued by the Advisor, if applicable, or the Administrator in consultation with the Advisor, at its Fair Market Value to determine the Net Income, Loss and special allocations that would have resulted if that asset had been sold for that value, which amounts will be allocated pursuant to Article V, and the Members’ Capital Accounts will be adjusted to reflect those allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in the distributed asset will be the Fair Market Value of that interest (net of any liability secured by the asset that the Member assumes or takes subject to).

IX.6 No Liability.

Notwithstanding anything in this Agreement to the contrary, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a negative Capital Account balance (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the Year in which that liquidation occurs), neither that Member nor the Administrator will have any obligation to make any contribution to the capital of the Fund, and the negative balance of that Member’s Capital Account will not be considered a debt owed by that Member or the Administrator to the Fund or to any other Person for any purpose; provided, however, that nothing in this Article IX.6 will relieve any Member from any liability under any promissory note or other affirmative commitment that Member has made to contribute capital to the Fund.

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IX.7 Limitations on Payments Made in Dissolution.

Except as otherwise specifically provided in this Agreement, each Member will be entitled to look only to the assets of the Fund for Distributions (including Distributions in liquidation) and the Parties will have no personal liability for any Distributions.

IX.8 Certificate of Cancellation.

Upon completion of the winding up of the Fund’s affairs, the Administrator will file a Certificate of Cancellation, as applicable.

IX.9 Conversion to a Trust.

In connection with the liquidation of the Fund, the Administrator may appoint a third-party liquidator or custodian at the expense of the Fund or distribute the assets of the Fund to a liquidating trust or Entity for the benefit of the Members (a “Liquidating Vehicle”). Interests in any Liquidating Vehicle will generally be subject to terms comparable to Interests (including, for the avoidance of doubt, Distribution Expenses); provided that, in addition to other expenses contemplated in this Agreement, interests in a Liquidating Vehicle may be subject to actual expenses incurred in connection with the ongoing operations of the Liquidating Vehicle. The manager or the liquidating trustee, in its sole discretion, may establish reserves for contingencies under this Article IX.9, including with respect to interests in any liquidating vehicle.

ARTICLE X

LIMITATION OF LIABILITY; STANDARD OF CARE; INDEMNIFICATION

X.1 Limitation of Liability.

Unless explicitly agreed upon, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Fund, and will not be those of the Members, or the Covered Persons.

X.2 Standard of Care.

Neither the Members nor the Covered Persons will have any personal liability whatsoever to the Fund, any Member, or their Affiliates on account of that Person’s role within the Fund, or by reason of that Person’s acts or omissions in connection with the conduct of the business of the Fund so long as that Person acts in good faith for a purpose which the Person reasonably believes to be in, or not opposed to, the best interests of the Fund. Notwithstanding the preceding, nothing contained in this Agreement will protect that Person against any liability to which that Person would otherwise be subject by reason of

(a) any act or omission of that Person that involves gross negligence, willful misconduct, bad faith, fraud, or willful and material breach of a material provision of this Agreement or management agreement or

(b) any transaction from which that Person or its Affiliate derives any improper personal benefit.

X.3 Indemnification.

To the fullest extent permitted by applicable law, the Covered Persons will be entitled, out of the Fund assets, to be indemnified against and held harmless from any and all liabilities, judgments, obligations, losses, damages, claims, actions, suits or other proceedings (whether under the Securities Act, the Commodity Exchange Act, as amended, or otherwise, civil or criminal, pending or threatened, before any court or administrative or legislative body, and as the same are accrued, in which a Covered Person may be or may have been involved as a party or otherwise or with which he, she or it may be or may have been threatened, while in office or thereafter (a “Proceeding”)) and reasonable costs, expenses and disbursements (including legal and accounting fees and expenses) of any kind and nature whatsoever (collectively, “Covered Losses”) that may be imposed on, incurred by, or asserted at any time against a Covered Person (whether or not indemnified against by other parties) in any way related to or arising out of this Agreement, the administration of the Fund, or the action or inaction of a Covered Person (including actions or inactions pursuant to Article IX on the Fund’s dissolution or termination) or under contracts with the Fund, except that the Covered Persons will not be entitled to indemnity for Covered Losses with respect to any matter as to which a Covered Person has been finally adjudicated in any action, suit, or other proceeding, or otherwise by a court of competent jurisdiction, to have committed an act or omission involving his, her or its own gross negligence, willful misconduct, bad faith, fraud, or reckless disregard of his, her or its obligations under this Agreement. The indemnities contained in this Article X will survive the termination of this Agreement.

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X.4 Contract Right; Expenses.

The right to indemnification conferred in this Article X will be a contract right. A Covered Person’s right to indemnification under this Agreement includes the right to require the Fund to advance the expenses incurred by that Covered Person in defending any Proceeding in advance of its final disposition subject to an understanding to return the amount so advanced if it is ultimately determined that the Covered Person has not met the standard of conduct required for indemnification.

X.5 Nonexclusive Right.

The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X will not be exclusive of any other right which any Person may have or later acquire under any statute or agreement, or under any insurance policy obtained for the benefit of any Covered Person.

X.6 Severability.

If any provision of this Article X is determined to be unenforceable in whole or in part, that provision will nonetheless be enforced to the fullest extent permissible, it being the intent of this Article X to provide indemnification to all Persons eligible under this Agreement to the fullest extent permitted by applicable law.

X.7 Insurance.

The Administrator may cause the Fund to purchase and maintain insurance on behalf of any Covered Person who is or was an agent of the Fund against any liability asserted against that Covered Person capacity as an agent.

X.8 Specific Protection of Administrator.

To the greatest extent permitted under applicable law, and notwithstanding anything to the contrary herein, in no event shall the Administrator have any liability whatsoever to any party to this Agreement or other Person(s) having rights hereunder, if any, for any act or omission taken or omitted by the Administrator in accordance with the instructions of the Organizer or the Advisor, and each Member hereby knowingly, having had an opportunity to consult with counsel of its choosing, irrevocably waives and releases the Administrator from any claims resulting from, in connection with, or relating to any such action or omission.

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X.9 Limitation of Liability of the Administrator.

Notwithstanding anything in this Agreement to the contrary, and to the greatest extent permitted by applicable law, the liability of the Administrator to any Member under this Agreement shall be limited to such Member’s pro rata portion (determined by reference to such Member’s Subscription Amount divided by the total of the Members’ Subscription Amounts) of the fees paid by the Fund to the Administrator pursuant to this Agreement.

X.10 Damages Waiver.

In no event shall the Covered Person be liable to any party to this Agreement or any of such party’s Affiliates for special, punitive, exemplary or incidental damages, consequential or indirect damages, or lost profits, diminution in value, losses calculated by reference to any multiple of earnings (or any other valuation methodology), damage to reputation or loss to goodwill, whether based on contract, tort, strict liability, other law or otherwise.

ARTICLE XI

POWER OF ATTORNEY

XI.1 Function of Power of Attorney.

Each Member, by its execution of this Agreement, hereby irrevocably makes, constitutes and appoints each of the Administrator and the Liquidating Trustee, if any, in the capacity as Liquidating Trustee (each is referred to as the “Attorney”), as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) this Agreement and any amendment to this Agreement that has been adopted as provided in this Agreement; (ii) the original Certificate of Formation and all amendments required or permitted by law or the provisions of this Agreement; (iii) all instruments or documents required to effect a redemption, sale, or other transfer of Interest pursuant to this Agreement, including pursuant to Article VII.9; (iv) all certificates and other instruments deemed advisable by the Administrator or the Liquidating Trustee, if any, to carry out the provisions of this Agreement, and applicable law or to permit the Fund to become or to continue as a limited liability company wherein the Members have limited liability in each jurisdiction where the Fund may be doing business; (v) all instruments that the Administrator or the Liquidating Trustee, if any, deems appropriate to reflect a change, modification or termination of this Agreement or the Fund in accordance with this Agreement including, the admission of additional Members or substituted members pursuant to the provisions of this Agreement, as applicable; (vi) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Fund; (vii) all conveyances and other instruments or papers deemed advisable by the Administrator or the Liquidating Trustee, if any, including, those to effect the dissolution and termination of the Fund (including a Certificate of Cancellation); (viii) all other agreements and instruments necessary or advisable to consummate any purchase of Portfolio Investment Securities; and (ix) all other instruments or papers that may be required or permitted by law to be filed on behalf of the Fund.

XI.2 Additional Functions. The foregoing power of attorney:

(a) is coupled with an interest, is irrevocable and will survive the subsequent Disability or Incapacity of any Member or any subsequent power of attorney executed by a Member;

(b) may be exercised by the Attorney, either by signing separately as attorney-in-fact for each Member or by a single signature of the Attorney, acting as attorney-in-fact for all of them;

(c) will survive the delivery of an assignment by a Member of all or any portion of its Interest; except that, where the assignee of all of that Member’s Interest has been approved by the Administrator for admission to the Fund, as a Substituted Member, the power of attorney of the assignor will survive the delivery of that assignment for the sole purpose of enabling the Attorney to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect that substitution; and

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(d) is in addition to any power of attorney that may be delivered by a Member in accordance with its Subscription Agreement entered into in connection with its acquisition of Interest.

XI.3 Delivery of Power of Attorney.

Each Member must execute and deliver to the Administrator within five (5) days after receipt of the Administrator’s request, any further designations, powers-of-attorney and other instruments as the Administrator reasonably deems necessary to carry out the terms of this Agreement.

ARTICLE XII

MISCELLANEOUS

XII.1 Amendments.

This Agreement is subject to amendment only with the written Consent of the Administrator and either (i) the Organizer, and the Advisor if there is an Advisor, or (ii) a Majority in Interest; provided, however, that no amendment to this Agreement may:

(a) Modify the limited liability of a Member; modify the indemnification and exculpation rights of the Covered Persons; or increase in any material respect the liabilities or responsibilities of, or diminish in any material respect the rights or protections of, any Member under this Agreement, in each case, without the Consent of each affected Member or Covered Person, as the case may be;

(b) Alter the interest of any Member in income, gains and losses or amend any portion of Article III without the Consent of each Member adversely affected by that amendment; provided, however, that the admission of additional Members in accordance with the terms of this Agreement will not constitute an alteration or amendment;

(c) Alter the interest of any Covered Persons in income, gains and losses or amend any portion of Article III and Article IV without the Consent of each Covered Person adversely affected by that amendment; provided, however, that the removal of a Covered Person in accordance with the terms of this Agreement will not constitute an adverse amendment;

(d) Amend or waive any provisions of this Agreement that require the Consent, action or approval of Members without the Consent of those Members, or

(e) Amend or waive any provision of this Article XII.1(d) or Article IV.1.

XII.2 Ministerial and Administrative Amendments.

Notwithstanding the limitations of Article XII.1, the Organizer, without the Consent of any of the Members, may amend any provisions of this Agreement (a) to add to the duties or obligations of the Organizer or surrender any right granted to the Organizer herein, (b) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members, and (c) to make such ministerial or administrative amendments as may be necessary or appropriate, and those amendments as may be required by law; provided, however, that no amendment will be adopted pursuant to this Article XII.2 if that amendment would alter, or result in the alteration of, the limited liability of the Members or the status of the Fund as a “partnership” for federal income tax purposes.

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XII.3 Amendment Recordation.

Upon the adoption of any amendment to this Agreement, the amendment will be executed by the Administrator and, if required, will be recorded in the proper records of each jurisdiction in which recordation is necessary for the Fund to conduct business. Any adopted amendment may be executed by the Administrator on behalf of the Members pursuant to the power of attorney granted in Article XI.1.

XII.4 Offset Privilege.

The Fund may offset against any monetary obligation owing from the Fund to any Member or the Administrator any monetary obligation then owing from that Member or Administrator to the Fund; provided, however, that the offset right will only apply to any monetary obligation owed to that Member or Administrator in their capacity as a Member or Administrator.

XII.5 Notices.

(a) Any notice or other communication to be given to the Fund, the Administrator or any Member in connection with this Agreement will be in writing and will be delivered or mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or messenger.

(b) Each Member hereby acknowledges that the Administrator is entitled to transmit to that Member exclusively by e-mail (or other means of electronic messaging) all notices, correspondence and reports, including, but not limited to, that Member’s Schedule K-1s.

(c) Each notice or other communication to the Administrator will for purposes of this Agreement be treated as effective or having been given upon the earlier of (i) receipt, (ii) the date transmitted by email, with evidence of transmission from the transmitting device, (iii) acknowledged receipt, (iv) when delivered in person, (v) when sent by electronic facsimile transfer or electronic mail at the number or address set forth below and receipt is acknowledged by the Administrator, (vi) one Business Day after having been dispatched by a nationally recognized overnight courier service if receipt is evidenced by a signature of a person regularly employed or residing at the address set forth below for that Party or (vii) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid.

(d) Any notice must be given, if (x) to the Fund, to the Fund’s Principal Office Location, facsimile number or email address, to the attention of the Administrator and (y) to any Member or Administrator, to that Member’s or Administrator’s address or number specified in the records of the Fund. Any Party may by notice pursuant to this Article XII.5 designate any other physical address or email address to which notice to that Party must be given.

XII.6 Waiver.

No course of dealing or omission or delay on the part of any Party in asserting or exercising any right under this Agreement will constitute or operate as a waiver of any right. No waiver of any provision of this Agreement will be effective, unless in writing and signed by or on behalf of the Party to be charged with the waiver. No waiver will be deemed a continuing waiver or future waiver or waiver in respect of any other breach or default, unless expressly so stated in writing.

XII.7 Governing Law.

This Agreement will be construed, performed and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles to the extent those principles or rules would require or permit the application of the laws of another jurisdiction.

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XII.8 Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, except for any claim or action that the Administrator or Fund may elect to commence to enforce any of its rights or the Members’ obligations under this Agreement or the Subscription Agreement, will be settled by binding arbitration, before three arbitrators, administered by the American Arbitration Association under and in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

(a) Location. Any arbitration will be held virtually or at such location as agreed upon by the parties to the arbitration. If no such location is agreed upon within ten (10) days, such arbitration shall be held in Houston, TX.

(b) Costs. Each of the Parties will equally bear any arbitration fees and administrative costs associated with the arbitration. The prevailing Party, as determined by the arbitrators, will be awarded its costs and reasonable attorneys’ fees incurred in connection with the arbitration.

(c) Class Action Waiver. The Parties further agree that they may bring claims only in their individual capacity and not as a plaintiff or class representative in any purported class or representative proceeding. The arbitrators may not consolidate more than one Person’s claims, may not otherwise preside over any form of a representative or class proceeding, and may not award class-wide relief. This provision is material and is a condition of the agreement to arbitrate set forth in this Section. In the event that a determination is made that this class action waiver is void or unenforceable for any reason, the Parties agree that the agreement to arbitrate disputes set forth in this Section will be null and void.

XII.9 Remedies.

In the event of any actual or prospective breach or default of this Agreement by any Party, the other parties will be entitled to seek equitable relief, including remedies in the nature of injunction and specific performance (without being required to post a bond or other security or to establish any actual damages). In this regard, the Parties acknowledge that they will be irreparably damaged in the event this Agreement is not specifically enforced, since (among other things) the Interests are not readily marketable. All remedies under this Agreement are cumulative and not exclusive, may be exercised concurrently and nothing in this Agreement will be deemed to prohibit or limit any Party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including the recovery of damages.

XII.10 Severability.

The provisions of this Agreement are severable and in the event that any provision of this Agreement is determined to be illegal, invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of this Agreement will not be affected, but will, subject to the discretion of that court, remain in full force and effect, and any illegal, invalid or unenforceable provision will be deemed, without further action on the part of the Parties, amended and limited to the extent necessary to render that provision, as so amended and limited, legal, valid and enforceable, it being the intention of the Parties that this Agreement and each provision will be legal, valid and enforceable to the fullest extent permitted by applicable law.

XII.11 Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. A facsimile, PDF or DocuSign (or similar service) signature will be deemed an original. The Parties hereby Consent to transact business with the Fund and each of the other via electronic signature (including via the Platform, DocuSign, eSignLive, or a similar service). Each Party understands and agrees that their signature page may be disassembled and attached to the final version of this Agreement.

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XII.12 Further Assurances.

Each Party shall promptly execute, deliver, file or record those agreements, instruments, certificates and other documents and take other actions as the Administrator may reasonably request or as may otherwise be necessary or proper (to carry out the terms and provisions of this Agreement and to consummate and perfect the transactions contemplated hereby, including: (i) to facilitate the Closing or satisfy any Closing Conditions in any manner determined by the Administrator; (ii) to satisfy applicable anti-money laundering requirements; (iii) for any tax purpose; or (iv) for any other purpose that is consistent with the terms of this Agreement.

XII.13 Assignment.

Except as otherwise provided in this Agreement, and any right, interest or obligation may not be assigned by any Party without the prior written Consent of the Administrator as set forth in Article VII. Any purported assignment without Consent will be ab initio null and void and without effect.

XII.14 Binding Effect.

This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. This Agreement is not intended, and will not be deemed, to create or confer any right or interest for the benefit of any Person not a party to this Agreement.

XII.15 Titles and Captions.

The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the Parties or modify or otherwise affect any of the provisions hereof and shall not have any effect on the construction or interpretation of this Agreement.

XII.16 Construction.

In this Agreement: (a) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender only shall include the feminine and neuter genders and vice versa; (b) the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”; (c) reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time; (d) unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and (e) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day. To the fullest extent permitted by law, any ambiguities in this Agreement will be resolved without reference to which party may have drafted this Agreement.

XII.17 Side Letters.

Notwithstanding the provisions of this Agreement or of any Subscription Agreement, it is hereby acknowledged and agreed that the Administrator on its own behalf or on behalf of the Fund, with the approval and at the direction of the Organizer or the Advisor, may enter into letter agreements with one or more Members that have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or any Subscription Agreement with respect to the Member or Members party thereto (each a “Side Letter”). The parties agree that any rights established, or any terms of this Agreement or any Subscription Agreement altered or supplemented, in a Side Letter to or with one or more Members shall govern with respect to such Member(s) notwithstanding any other provision of this Agreement or any Subscription Agreement. Any Side Letter agreed to or approved by the Organizer that increases the duties or obligations of the Administrator beyond what has been agreed to in this Agreement without the prior consent of the Administrator shall be ab initio null and void and without effect.

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EXHIBIT C

MODIFICATIONS AND EXCEPTIONS

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EXHIBIT D

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (this “Agreement”) is between:

(i) the “Fund”: Preamble Capital, a Series of CGF2021 LLC and

(ii) the “Advisor”: Aaron Jun Yuen Chow The parties agree as follows:

1. Definitions. Terms defined in the Fund’s Limited Liability Company Agreement (as the same may be amended from time to time, the “LLC Agreement”) and not otherwise defined in this Agreement have the meanings assigned to them in the LLC Agreement.

2. Services to be Rendered by the Advisor to the Fund. The Advisor shall:

a)	furnish advice to the Fund regarding whether to form an investment vehicle, whether the Fund should make an investment in a particular Portfolio Investment, when and on what terms to dispose of the Fund’s investment in a Portfolio Investment, and how to exercise the Fund’s voting rights with respect to a Portfolio Investment;

b)	negotiate and structure investments on behalf of the Fund, review and assist in the preparation of all Fund documentation and attempt to consummate investments that the Advisor recommends the Fund pursue;

c)	any matters or actions that it is authorized to perform under the LLC Agreement.

3. Relationship of the Parties. The Advisor is an independent contractor. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, or employment relationship between the parties. Nothing in this Agreement grants the Advisor the authority to bind the Fund to any obligation.

4. Compensation for Management Services. The Advisor will not collect a management fee separate from any Management Fee described in the LLC Agreement. The Fund shall pay the Advisor Carried Interest pursuant to Article VI.1 of the LLC Agreement.

5. Effective Period. This Agreement is effective upon its execution and will remain in effect until the Fund is dissolved or the Advisor resigns.

6. Amendments. The parties may not amend this Agreement unless the amendment is in writing and signed by each party.

7. Successors and Assigns. This Agreement binds the Parties and inures to the benefit of each Party’s respective heirs, successors, and assigns. However, the Advisor may not assign this Investment Advisory Agreement unless the Fund approves the assignment and the assignee agrees in writing to be bound by and assume all the Advisor’s obligations under this Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral.

9. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement on the Effective Date.

ADVISOR

Aaron Jun Yuen Chow

By:	/s/ Aaron Jun Yuen Chow
Name:	Aaron Jun Yuen Chow
Title:
Date:	9/17/2025

FUND

Preamble Capital, a Series of CGF2021 LLC

By:	Sydecar LLC, Administrator
By:	/s/ Ted Stiefel
Name:	Ted Stiefel
Title:	Authorized Signatory
Date:	9/17/2025

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